Exhibit 10.2

Execution Copy

$35,000,000

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March 22, 2016

among

VENOCO, INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

the Guarantors Parties Hereto,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

the Lenders from Time to Time Parties Hereto,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

i

Schedules

Schedule A	Notice Addresses

Schedule 1.1(a)	Commitments

Schedule 1.1(c)	Real Property

Schedule 4.1	Included Buildings

Schedule 6.7	ERISA Compliance

Schedule 6.14	Material Adverse Effect

Schedule 6.15	Environmental Matters

Schedule 6.17	Burdensome Restrictions

Schedule 6.19	Subsidiaries and Minority Interests

Schedule 6.25	Existing Derivative Contracts

Schedule 6.32	Surety Bonds

Schedule 8.1	Permitted Liens

Schedule 8.5	Existing Indebtedness

Exhibits

Exhibit A	Form of Notice of Borrowing

Exhibit B	Form of Notice of Conversion/Continuation

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Lender Assignment Agreement

Exhibit E	Form of Note

Exhibit F	Form of Interim Order

v

Exhibit G-1 to G-4	Form of U.S. Tax Compliance Certificates

Exhibit H	Budget Compliance Certificate

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”)  is entered into as of March 22, 2016, among VENOCO, INC., a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as borrower (the “Company”), the GUARANTORS (defined below) party hereto, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, each of the financial institutions which is or which may from time to time become a party hereto (individually, a “Lender” and collectively, the “Lenders”) and  WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, on March 22, 2016, (the “Petition Date”), the Company and each of the Guarantors (collectively, and together with any other Affiliates  that become debtors in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the case of the Company and the Guarantors, each, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, for its general working capital and other corporate needs, the Company has requested the Lenders to extend credit in the form of term loans at any time and from time to time prior to the Availability Termination Date, in an aggregate principal amount at any time outstanding not in excess of $35,000,000 (the “DIP Facility”), with all of the Company’s obligations under the DIP Facility to be guaranteed by each Guarantor;

WHEREAS, the Lenders are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein;

WHEREAS, the priority of the DIP Facility with respect to the Collateral shall be as set forth in the Interim Order, upon entry thereof by the Bankruptcy Court and in the Security Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and for the benefit of the Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out and Permitted Prior Liens (other than the Primed Liens); and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Defined Terms.  The following terms have the following meanings:

“2019 First Lien Notes” means the 12.00% Senior Notes due 2019 originally issued in aggregate principal amount of $175,000,000 under the 2019 First Lien Notes Indenture.

“2019 First Lien Notes Indenture” means that certain indenture dated as of April 2, 2015 among the Company, certain Guarantors and U.S. Bank Trust National Association, as Trustee.

“2019 Second Lien Notes” means the 8.875% Senior Notes due 2019 originally issued in aggregate principal amount of $150,350,000 under the 2019 Second Lien Notes Indenture.

“2019 Second Lien Notes Indenture” means that certain indenture dated as of April 2, 2015 among the Company, certain Guarantors and U.S. Bank Trust National Association, as Trustee.

“2019 Senior Notes” means the 8.875% Senior Notes due 2019 originally issued in aggregate principal amount of $500,000,000 under the 2019 Senior Notes Indenture.

“2019 Senior Notes Indenture” means that certain indenture dated as of February 15, 2011 among the Company, certain Guarantors and U.S. Bank Trust National Association, as Trustee.

“Acceptable Plan of Reorganization” shall mean (a) the “Plan” as defined in the Restructuring Support Agreement or (b) if the Restructuring Support Agreement terminates, a Reorganization Plan for each of the Cases that provides for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations upon the consummation date with respect to such Reorganization Plan and for customary releases for the Administrative Agent and Lenders in form and substance satisfactory to the Administrative Agent and the Lenders.

“Accounting Change” has the meaning specified in Section 11.22 hereof.

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Administrative Agent-Related Persons” means the Administrative Agent, as administrative agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 3.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent Fee Letter” means the letter agreement dated as of March 22, 2016 between the Company and Wilmington Trust, National Association, as amended, restated, supplemented or otherwise modified from time to time.

“Agent-Related Persons” means with respect to the Administrative Agent, its Affiliates, and each of the officers, directors, employees, agents and attorneys-in-fact of it and its Affiliates.

“Agent’s Payment Office” means the address set forth on Schedule A hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2% (0.50%) per annum and (c) the LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.0%, provided that, in no event shall the Alternate Base Rate be less than 2.00%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans shall be effective from and including the effective date of such change in the Base Rate.  The Administrative Agent will give notice to the Company of changes in the Base Rate due to a change in the rate of interest described in clause (a) of this definition promptly upon any such change.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended, and any similar laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means at all times on and after the Effective Date, with respect to the unpaid principal amount of each Loan, for Base Rate Loans, 9.00% per annum and for LIBO Rate Loans, 10.00% per annum.

“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Purposes” has the meaning specified in Section 7.13.

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any Person of any asset or assets of the Company or any Restricted Subsidiary.

“Assignee” means the Person to whom any Lender assigns its rights pursuant to Section 11.8.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel and the allocated cost of reasonable internal legal services and all disbursements of internal counsel, provided that with respect to Section 11.4, such costs shall be limited to one counsel and one local counsel for the Administrative Agent and one counsel and one local counsel in each relevant jurisdiction for the Lenders as a whole, provided that the Company and each Guarantor agree that the foregoing limitation on the number of counsel shall not be applicable to fees and expenses of counsel retained by the Initial Lenders and identified to the Company.

“Audited Financial Statements” means the Company’s consolidated financial statements as of and for the year ended December 31, 2015, together with the unqualified independent auditors’ report and opinion of Ernst and Young LLP thereon.

“Automatic Rejection Date” shall mean, with respect to any particular lease, the last day of the assumption period for the Loan Parties in the Cases provided for in Section 365(d)(4) of the Bankruptcy Code, to the extent applicable, (including as may have been extended in accordance with Section 365(d)(4)).

“Availability Termination Date” means the earlier to occur of (a) the date that is 30 days prior to the Maturity Date and (b) the Termination Date.

“Avoidance Actions” has the meaning specified in Section 2.16(a).

“Backstop Fee” has the meaning specified in Section 2.8.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Law” has the meaning specified in Section 10.15.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Base Rate Loan” means a Loan that bears interest based at the Alternate Base Rate plus the Applicable Margin.

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 12(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.2.

“Budget” has the meaning set forth in Section 5.1(i).

“Budget Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Budget Variance Report” means a report, in each case certified by the chief financial officer of the Company, in form reasonably satisfactory to the Required Lenders, delivered in accordance with Section 7.15(a), showing the amount, if any, by which projected cash receipts and expenditures set forth for the applicable week in the Cash Flow Forecast exceed actual cash receipts and expenditures in such week, expressed as a percentage.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, NY are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, including Dodd-Frank/Basel (as defined below), whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP as in effect on December 31, 2011, capitalized on the books of such Person.

“Carve-Out” shall mean an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to section 327 and 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), to the extent such Professional Fees are allowed at any time by the Bankruptcy Court, that are incurred (A) at any time before delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice, subject to any limits imposed by the Interim Order or Final Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any prepetition secured parties; and (B) after the occurrence and during the continuance of an Event of Default (or any event resulting in the termination of the Debtors’ right to use Cash Collateral) and delivery of written notice (the “Carve-Out Trigger Notice”) thereof (which may be by email) to the Debtors, the Debtors’ counsel, the U.S. Trustee, and lead counsel for the Creditors’ Committee (if one is appointed) in an aggregate amount not to exceed $1,000,000 (the amount set forth in this clause (iii)(B) being the “Post-EoD Carve-Out Amount”); provided that any success or transaction fees that may become due and payable to Professional Persons shall not be included in or payable from the Post-EoD Carve-Out Amount, provided, further, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, or the holders of any obligations under the Existing Debt (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the Liens and security interests granted under the Loan Documents or the Existing Debt (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Loan Documents, the Carve-Out shall be senior to all liens and claims securing the Loan Documents, any adequate protection liens, if any, and the Superpriority Claims, and any and all other Liens or claims securing the DIP Facility.

“Carve-Out Trigger Notice” has the meaning specified in the definition of “Carve-Out.”

“Cases” has the meaning specified in the recitals of this Agreement.

“Cash Collateral” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means:  (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by and demand deposits with (i) any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) whose long-term securities are rated at least A (or then equivalent grade) by S&P or A2 (or then equivalent grade) by Moody’s at the time of acquisition or (ii) any Lender or Affiliate of a Lender; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) money market mutual or similar funds having assets in excess of $100,000,000.

“Cash Flow Forecast” means the Initial Cash Flow Forecast and each updated 13 week cash flow forecast delivered under Section 7.15(b) and approved by the Required Lenders.

“Cash Interest” has the meaning specified in Section 2.7(b)(ii).

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender, such later date upon which such Lender becomes a party to this Agreement), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(1)                                 any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Capital Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Capital Stock of the Company held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Capital Stock of such entity);

(2)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than an entity the majority of the Voting Stock of which is owned by a Permitted Holder; or

(3)                                 the adoption of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all Property which is subject to a Lien in favor of the Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

“Commitment” means as to each Lender, such Lender’s obligation to make Loans in an aggregate principal amount at any one time outstanding up to but not exceeding (i) if such Lender is a party hereto on the Effective Date, the amount set forth opposite the name of such Lender on Schedule 1.1(a) hereto under the heading “Commitment” or (ii)  if such Lender is a party to a Lender Assignment Agreement, the amount set forth on the most recent Lender Assignment Agreement of such Lender, as such amount may be reduced or terminated pursuant to this Agreement.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.3, the Company (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means and includes the making, conversion or continuation of any Loan.

“Creditors’ Committee” has the meaning specified in the definition of “Carve-Out”.

“Debtors” has the meaning specified in the recitals of this Agreement.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.7(b)(iii).

“Defaulting Lender” means at any time (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such notification or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been or cannot be satisfied, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such Lender has disputed such default in writing (a copy of which such Lender will deliver to the Administrative Agent and the Company upon request) on the basis that a condition precedent to such funding obligation has not been satisfied, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company as a result of a Lender’s being a Defaulting Lender nor the performance by Non-

Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Denver Parent” means Denver Parent Corporation, a Delaware corporation, and its successors and assigns.

“Derivative Contract” means all futures contracts, forward contracts, swap, put, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering (i) oil and gas commodities or prices (ii) financial, monetary or interest rate instruments and (iii) greenhouse gas (“GHG”) emission credits.

“DIP Facility” has the meaning specified in the recitals of this Agreement.

“Disbursement Line Items” has the meaning specified in Section 8.12.

“Disposition” has the meaning specified in Section 8.2.

“Dodd-Frank/Basel” means all requests, regulations, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.  For purposes of this Agreement, each of the foregoing are deemed to have been enacted, adopted, issued and gone into effect after the date of this Agreement.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the Effective Time occurs, which date is March 22, 2016.

“Effective Time” means the time as of which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Lenders.

“Ellwood” means Ellwood Pipeline, Inc., a California corporation and a wholly owned Restricted Subsidiary of the Company.

“Ellwood LLA” means the Ellwood Lease Adjustment to Existing Easterly Boundary of PRC 3424.1, as described in the Company’s submission to the SLC on June 30, 2014 (as amended by its subsequent submissions with respect thereto prior to the Petition Date).

“Environmental Claims” means all claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all Laws, together with all administrative orders, requests, judgments, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authorities, in each case relating to environmental or health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 9.1.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Excluded Assets” has the meaning specified in Section 2.16(d).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” shall mean the obligations under the (i) the 2019 First Lien Notes Indenture (including the 2019 First Lien Notes) and (ii) the 2019 Second Lien Notes Indenture (including the 2019 Second Lien Notes).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged by a bank selected by the Administrative Agent in consultation with the Company to major banks on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Final Order” shall mean an order of the Bankruptcy Court authorizing the DIP Facility, on a final basis, in substantially the form of the Interim Order, with only such modifications in form and substance that are satisfactory to the Administrative Agent and the Required Lenders (as the same may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Administrative Agent and the Required Lenders, in their sole discretion), approving the Loan Documents, which Final Order shall, among other things (i) have been entered on such prior notice as approved in the Interim Order, (ii) authorize the extensions of credit in respect of the DIP Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, and (iv) approve the payment by the Company of the fees provided for herein.

“Flood Laws” shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Funding Fee” has the meaning specified in Section 2.8.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“GHG” has the meaning specified in the definition of “Derivative Contracts.”

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grantor” has the meaning assigned to such term in the Security Agreement.

“Guarantor” means (i) each of TexCal LP, TexCal GP, TexCal STX and Whittier and (ii) any Restricted Subsidiary of the Company which is required to execute the Guaranty under Section 7.12 upon the execution and delivery by such entity of the Guaranty.

“Guaranty” means the Guaranty Agreement dated as of the date hereof executed by each Guarantor in favor of the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Guaranty pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 1 thereto).

“Guaranty Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, with respect to any Indebtedness

(including any instrument evidenced thereby), dividend, bonds, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

“Hazardous Materials Indemnity” means that certain Unsecured Hazardous Materials Undertaking and Indemnity, dated as of even date herewith, by the Company in favor of Administrative Agent, for the benefit of the Lenders.

“Highest Lawful Rate” means, as of a particular date, the maximum non-usurious interest rate that under applicable federal and state law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

“ICE LIBOR” has the meaning specified in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith); (c) all unreimbursed material reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations payable (including any deferred obligation to pay any premiums) with respect to Derivative Contracts except for payables for ordinary course of business settlement payments; (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; and (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 11.5.

“Indemnified Person” has the meaning specified in Section 11.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Auditor” has the meaning specified in Section 7.1(a).

“Independent Engineer” means (a) Ryder Scott Co. L.P., (b) Netherland Sewell & Associates, Inc., (c) DeGolyer and MacNaughton or (d) Cawley, Gillespie & Associates, Inc.

“Initial Lenders” shall mean the Lenders party to this Agreement on the Effective Date.

“Initial Cash Flow Forecast” has the meaning specified in Section 5.1(j).

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” (a) as to any Base Rate Loan, means the first Business Day of each calendar month prior to the Termination Date and each date on which such a Base Rate Loan is converted into another Interest Rate Type of Loan, and (b) as to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for an LIBO Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as LIBO Rate Loan, and ending on the date one, two, three or six months thereafter (or such greater number of months as may be requested by the Company and determined to be available by the Administrative Agent and the Lenders) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to any LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Maturity Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBO Rate forming the basis upon which interest is charged against such Loan hereunder.

“Interim Order” shall mean an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Lenders in their sole discretion) in substantially the form set forth as Exhibit F , with changes to such form as are satisfactory to the Administrative Agent and the Required Lenders, in their sole discretion.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lender Assignment Agreement” means an Assignment and Acceptance in substantially the form of Exhibit D with appropriate insertions.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) any Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) any Lender or its Parent Company becomes the subject of a Bail-In Action; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of (A) the ownership or acquisition of any equity interests in any Lender or any Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (B) an undisclosed administration.

“Lenders” has the meaning specified in the introductory paragraph of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule A hereof, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“LIBO Rate” means (a) for any Interest Period, with respect to LIBO Rate Loans comprising part of the same Borrowing, the rate of interest per annum equal to (i) the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by a bank selected by the Administrative Agent in consultation with the Company to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by a bank selected by the Administrative Agent in consultation with the Company to major banks in the London interbank eurodollar market at their request at the date and time of determination; provided that in no event shall the LIBO Rate for any Loans be less than 1.00%.

“LIBO Rate Loan” means a Loan that bears interest based on the LIBO Rate plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement to secure an obligation, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), or any financing lease having substantially the same economic effect as or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, the Agent Fee Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Loan Parties” means the Company and each Guarantor.

“Loans” has the meaning specified in Section 2.1(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect, as applicable, upon the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any Restricted Subsidiary to perform under any material Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Restricted Subsidiary of any material Loan Document, other than, in each case of the foregoing clauses (a), (b) and (c), as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code by the Debtors and the commencement of the Cases.

“Maturity Date” means December 31, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean the Real Property, together with all of the applicable Loan Party’s right, title and interest now or hereafter acquired in and to (a) all improvements now owned or hereafter acquired by such Loan Party, (b) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Loan Party and now or hereafter attached to, installed in or used in connection with the Real Property, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Loan Party now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC) related to the Real Property, (c) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights, as extracted collateral and chattel paper, (d) all reserves, escrows or impounds and all deposit accounts maintained by such Loan Party with respect to the Real Property, (e) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Property, together with all related security and other deposits, (f) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Property, (g) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Property, (h) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (i) all property tax refunds payable with respect to the Real Property, (j) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (k) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party as an insured party, and (l) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Loan Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Property; provided, however, for the avoidance of doubt, the foregoing shall not include (i) Excluded Assets, (ii) any asset that shall have been released from the Liens created pursuant to the Loan Documents or the Orders, or (iii) any “building” or “mobile home” (other than any “building” comprising part of the real property referred to on Schedule 4.1) each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, with respect to which the Company or any ERISA Affiliate may have a liability.

“Net Cash Proceeds” means in connection with any Disposition or any Recovery Event, all proceeds thereof in the form of cash and Cash Equivalents of such Disposition or Recovery Event, net of reasonable and customary Attorney Costs, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any Property which is the subject of such Disposition or Recovery Event and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Proceeds of Production” means the amounts attributable to the Company’s and its Restricted Subsidiaries’ interest in the proceeds received from the sale of Oil and Gas produced from Mortgaged Properties after deduction of (a) royalties; (b) third party pipeline and transportation charges; (c) production, ad valorem, severance and other similar taxes chargeable against such production; (d) marketing costs; (e) overriding royalties; (f) other interests in and measured by production burdening the Mortgaged Properties; and (g) the current portion of direct operating or production costs which is allocable to such interest in such Mortgaged Properties.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Notes” means the promissory notes, whether one or more, specified in Section 2.1(b), substantially in the same form as Exhibit E.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means the unpaid principal of and interest (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition for an Insolvency Proceeding, or the commencement of any Insolvency Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other advances, debts, liabilities, losses, damages, penalties, actions, judgments, suits, obligations, amounts, indemnities, covenants and duties arising under any Loan Document, owing by any Loan Party to any Lender, the Administrative Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel) or otherwise.

“OFAC” has the meaning specified in the definition of “Sanctions.”

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, joint operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by any Loan Party in the ordinary course of business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means Hydrocarbon Interests now or hereafter owned by the Loan Parties and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, now owned by the Loan Parties and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Loan Parties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; for any limited liability company, the certificate of formation or organization, the limited liability company agreement, regulations or operating agreement, initial resolution of members and all other documents, filings and instruments necessary to create and constitute such company; and for any limited partnership, the certificate of formation or organization and the agreement of limited partnership, in each case, as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, any Loan Documents except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 3.7).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 11.8(h).

“Participant Register” has the meaning specified in Section 11.8(h).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Holder” means (a) Timothy M. Marquez and Bernadette B. Marquez, individually or as Trustees of the Marquez Trust dated February 26, 2002, as amended on April 22, 2010 (a trust for which Timothy M. Marquez and Bernadette B. Marquez serve as Trustees), and any entity of which any such Person owns, directly or indirectly, and exercises voting power with respect to, 80% or more of the capital stock, partnership or membership interests or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of (i) the board of directors of such entity, if such entity is a corporation, (ii) the board of directors of its general partner, if such entity is a limited partnership or (iii) the board or committee of such entity serving a function comparable to that to the board of directors of a corporation, if such entity is neither a corporation nor limited partnership, (b) any employee stock option plan of Denver Parent or its Subsidiaries and (c) any member of management of Denver Parent or its Subsidiaries.

“Permitted Liens” means the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.1 and (ii) in the case of Collateral consisting of Pledged Stock, (A) Liens permitted by Section 8.1(b), (B) Liens securing the Existing Debt and (C) non-consensual Liens permitted by Section 8.1 to the extent arising by operation of law.

“Permitted Prior Liens” shall mean, collectively, Liens permitted by the 2019 First Lien Notes Indenture and 2019 Second Lien Notes Indenture (to the extent any such permitted Liens were, as of the Petition Date, valid, binding, enforceable, properly perfected, non-avoidable and senior in priority to the Liens securing the obligations under the 2019 First Lien Notes Indenture and 2019 Second Lien Notes Indenture as of the Petition Date).

“Permitted Variance” has the meaning specified in Section 8.12(b).

“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, limited liability partnership, joint venture, entity or Governmental Authority.

“Petition Date” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA, other than a Multiemployer Plan, which the Company, any of its Subsidiaries, or ERISA Affiliates sponsors or maintains.

“Pledged Stock” means “Pledged Stock” as such term is defined in the Security Agreement.

“Pre-Petition Debt” mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical vendor payments” or (iii) reclamation claims or other pre-petition claims against any Debtor.

“Prime Rate” shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal ceases to quote such rate, a similar rate quoted by a national publication chosen by the Administrative Agent in its reasonable discretion. If The Wall Street Journal (or similar publication) is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published on the nearest-preceding date.

“Primed Liens” has the meaning specified in Section 2.16(a).

“Priming Liens” has the meaning specified in Section 2.16(a).

“Principal Business” means the business of the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas, and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business.

“Professional Fees” shall have the meaning given to such term in the definition of “Carve-Out.”

“Professional Persons” shall have the meaning given to such term in the definition of “Carve-Out.”

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves included in the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c), utilizing a 10% discount rate.

“Real Property” shall mean, individually as the context requires, the real property (other than as set forth in the proviso below) that is owned or leased by any Loan Party, including, but not limited to the Oil and Gas Properties, and the surface, hydrocarbon and other mineral rights, interests and oil and gas leases associated with the properties described on Schedule 1.1(c), and “Real Property” shall mean, collectively, as the context requires, all of the foregoing; provided, however, “Real Property” shall not include (i) Excluded Assets, (ii) any asset that shall have been released, pursuant to Section 10.13 from the Liens created in connection with this Agreement, or (iii) any “building” or “mobile home” (other than any “building” comprising part of the real property referred to on Schedule 4.1) each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws.

“Real Property Lease” shall mean, any Hydrocarbon Interest and any other lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the surface or the subsurface of the Real Property (including, without limitation, the right to extract minerals, oil, natural gas and other hydrocarbons and their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and any contractual obligation with respect to any of the foregoing.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property of the Company or any Restricted Subsidiary arising from a casualty insurance claim or any condemnation proceeding.

“Register” has the meaning specified in Section 11.8(g).

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Remedies Notice Period” has the meaning specified in Section 9.2(b).

“Removal Effective Date” has the meaning specified in Section 10.9(b).

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Replacement Lender” has the meaning specified in Section 3.7.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Credits” has the meaning specified in Section 8.10.

“Required Lenders” means, at any time, (a) for so long as the Initial Lenders hold more than 50% of the sum of the aggregate outstanding Loans and undrawn Aggregate Commitments, the Initial Lenders and (b) to the extent that clause (a) is inapplicable, Lenders holding more than 50% of the sum of the aggregate outstanding Loans and undrawn Aggregate Commitments at such time, provided, however, that the Aggregate Commitment and the principal amount of the Loans of the Defaulting Lenders shall be excluded from the determination of Required Lenders under this clause (b).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Reserve Report” means the Initial Reserve Report, and the subsequent report delivered pursuant to Section 7.2(c), each of which shall be a report, in form, scope and content reasonably acceptable to the Required Lenders, covering proved developed and proved undeveloped Oil and Gas reserves attributable to the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties and setting forth with respect thereto, (a) the total quantity of Proved Reserves (including developed and proved undeveloped Oil and Gas reserves (separately classified as to producing, shut in, behind pipe, and undeveloped)), (b) the estimated future net revenues and cumulative estimated future net revenues and (c) the present discounted value of future net revenues, in each case determined in accordance with SEC rules and regulations.

“Resignation Effective Date” has the meaning specified in Section 10.9(a).

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, general counsel, vice president, secretary, assistant secretary or treasurer of the Person; provided, however, that with respect to financial matters, “Responsible Officer” shall be limited to the chief executive officer, chief financial officer or treasurer of such Person.

“Restricted Payments” has the meaning specified in Section 8.9.

“Restricted Subsidiary” means any Subsidiary of the Company. For the avoidance of doubt, the Company is not permitted to designate any Subsidiary as an “unrestricted subsidiary” under any circumstances.

“Restructuring Line Items” means the “Non-operating and Restructuring Expense” line item in the Cash Flow Forecast which shall comprise the following line items:

(i)            “Interest under the 2019 First Lien Notes”;

(ii)           “Interest under the DIP Facility”; and

(iii)          Professional Fees.

“Restructuring Support Agreement” shall mean that certain restructuring support agreement dated March 17, 2016 among the Company, the other Debtors party thereto and the noteholders party thereto.

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or controlled by any Person or Persons as described in (a) or (b), or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions, trade embargoes, or restrictive measures imposed, administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement dated as of the date hereof executed by the Loan Parties pledging to the Administrative Agent for benefit of the Secured Parties all of the Property of the Loan Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Restricted Subsidiary required to execute the Security Agreement pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 2 thereto).

“Security Documents” means the Security Agreement and related financing statements as same may be amended from time to time and any and all other instruments or agreements now or hereafter executed in connection with or as security for the payment of the Indebtedness.

“Security Termination Date” means the date on which all Commitments have terminated or expired and all Obligations have been paid in full in cash.

“SLC” means the California State Lands Commission.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly, at the relevant time, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Superpriority Claims” has the meaning specified in Section 2.16(a).

“Surety Bonds” has the meaning specified in Section 6.32.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety or appeal bonds (including the Surety Bonds), performance bonds (including plugging and abandonment bonds) and similar instruments.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings which arise from any payment made hereunder, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income, gross margin or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office or conducts business (other than solely by reason of the transactions evidenced hereby or taking any action contemplated by the Loan Documents).

“Termination Date” means the earliest of (a) the Maturity Date, (b) 45 days after the Petition Date (or such later date as the Lenders may reasonably agree if the Final Order has not been entered prior to such date), (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the Security Termination Date and (e) the date on which the Commitments have been terminated or all or any portion of the Loans have been declared or become due and payable as provided in Section 9.2.

“Test Date” has the meaning specified in Section 8.12.

“TexCal GP” means TexCal Energy (GP) LLC, a Delaware limited liability company.

“TexCal LP” means TexCal Energy (LP) LLC, a Delaware limited liability company.

“TexCal STX” means TexCal Energy South Texas L.P., a Texas limited partnership.

“Ticking Fee” has the meaning specified in Section 2.8.

“UCC” means the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction.

“Unaudited Financial Statements” means the Company’s consolidated financial statements as of and for the nine months ended September 30, 2015.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(g)(ii)(B)(3).

“United States” and “U.S.” each means the United States of America.

“Whittier” means Whittier Pipeline Corporation, a Delaware corporation.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2            Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such Loan Document:  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and, subsection, Section, Schedule and Exhibit references are to this Agreement.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The recitals, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and any Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, restatements, amendments and restatements, renewals, substitutions, replacements, assumptions and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any law, statute or regulation, are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting the statute or regulation.  (d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.  The terms “Lender” and “Administrative Agent” include their respective successors.

Section 1.3            Accounting Principles.  (a)  Unless the context otherwise clearly requires or as otherwise modified in this Agreement, including Section 11.22, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  References to “consolidated”, when it precedes any accounting term, means such term as it would apply to the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP; provided, however, that for all purposes of this Agreement, Indebtedness shall be valued or measured at face value regardless of whether GAAP would allow Indebtedness to be valued or measured at fair value or some other value.

(b)     References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE II

THE CREDIT

Section 2.1            Amounts and Terms of the Commitments.  (a)  Each Lender severally agrees, on the terms and conditions set forth herein, to make term loans to the Company at any time and from time to time (but not more than four times) on any Business Day during the period from the entry of the Final Order by the Bankruptcy Court to the Availability Termination Date (together with any conversions or continuations thereof, “Loans”), so long as, as of the time at which the requested Loan is to be made and after giving effect to such Loan (x) the outstanding principal amount of the Loans to be made by such Lender does not exceed such Lender’s Commitment in effect immediately prior to the making of such Loan and (y) the aggregate principal amount of the Loans does not exceed the Aggregate Commitments. A Lender’s Commitment shall be terminated in an amount equal to the amount of the Loan to be made by such Lender after giving effect to the making of such Loan. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

(b)     If requested by any Lender, the obligation of the Company to repay to such Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note made by the Company payable to the order of such Lender in a principal amount equal to such Lender’s Commitment (which Note shall be replaced by the Company, upon request of such Lender, to reflect any increase in such Lender’s Commitment pursuant to the terms of this Agreement).  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein.

Section 2.2            Procedure for Borrowing .  (a)  Each Borrowing of Loans shall be made (x) on a pro rata basis by the Lenders in accordance with their respective Commitments and (y) upon the Company’s irrevocable written notice delivered concurrently to the Administrative Agent and the Lenders in the form of a Notice of Borrowing duly completed which notice must be received by the Administrative Agent prior to 11:00 a.m. (New York, NY time) seven Business Days prior to the requested Borrowing Date, provided that the Company may not make more than four (4) Borrowings in the aggregate for the term of this Agreement and each Borrowing shall be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)     Each Notice of Borrowing shall specify (i) the aggregate amount of the Borrowing, provided that each Borrowing shall not exceed $10,000,000 in the aggregate; (ii) the requested Borrowing Date, which shall be a Business Day; (iii)  the Interest Rate Type of Loans comprising the Borrowing; and (iv) for LIBO Rate Loans the duration of the Interest Period applicable to such Loans.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBO Rate Loans, such Interest Period shall be one month.

(c)     The number of tranches outstanding of LIBO Rate Loans, whether under a Borrowing, conversion or continuation, shall not exceed four (4) at any one time.

(d)     The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s pro rata share of that Borrowing.

(e)     Provided the applicable conditions in Article V are met, each Lender will make each Loan to be made by it hereunder to the Administrative Agent for the account of the Company at the Agent’s Payment Office on the Borrowing Date requested by the Company by (i) 2:00 p.m. (New York, NY time), in the case of LIBO Rate Loans; and (ii) 2:00 p.m. (New York, NY time), in the case of Base Rate Loans, in either case, in funds immediately available to the Administrative Agent.  The proceeds of all such Loans so received by the Administrative Agent will then be made available to the Company by the Administrative Agent by wire transfer to the account(s) specified by the Company in the related Notice of Borrowing.

Section 2.3            Conversion and Continuation Elections.

(a)           Prior to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.3(b), (i) elect, as of any Business Day in the case of Base Rate Loans, or as of the last day of the applicable Interest Period in the case of LIBO Rate Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day.

(b)           The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (New York, NY time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBO Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:  (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)           If, upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Company has failed to select in a timely manner a new Interest Period to be applicable to LIBO Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective

Lender’s ratable share of outstanding principal amounts of the Loans with respect to which the notice was given.

Section 2.4            Termination or Reduction of Commitments.  (a) Subject to Section 3.4, the Company may, upon not less than three Business Days’ prior notice to the Administrative Agent, permanently terminate or reduce the Aggregate Commitment (in whole or in part) by an amount that is an integral multiple of $1,000,000 or not less than $2,500,000 (unless in the amount of the remaining Commitment).  Once reduced in accordance with this Section 2.4, the Aggregate Commitment may not be increased.  Any reduction of the Aggregate Commitment shall be applied to the respective Commitment of each Lender on a pro rata basis.  All accrued Ticking Fees to, but not including, the effective date of any reduction or termination of the Aggregate Commitment, shall be paid on the effective date of such reduction or termination.

(b)           Unless previously terminated pursuant to this Agreement, all undrawn Commitments then outstanding shall terminate immediately and without any further action on the earliest to occur (as applicable) of (i) 5:00 p.m., New York City time, on the Availability Termination Date, (ii) the Termination Date and (iii) the date of the fourth borrowing of Loans hereunder.

Section 2.5            Optional Prepayments.  Subject to Section 3.4, the Company may, at any time or from time to time,

(a)     prepay Base Rate Loans upon same-day irrevocable notice to the Administrative Agent, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $2,500,000 or integral multiples of $1,000,000; and

(b)     prepay LIBO Rate Loans upon irrevocable notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $2,500,000 or integral multiples of $1,000,000 plus all interest and expenses then outstanding on such LIBO Rate Loans.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid.

The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s pro rata share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

Section 2.6            Mandatory Prepayments.

(a)     If any Indebtedness shall be incurred by the Company, any Guarantor or any of their Subsidiaries (excluding any Indebtedness incurred in accordance with Section 8.5), then not later than the next Business Day following such incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such incurrence.

(b)     If on any date following the date of the Final Order, the Company, any Guarantor or any of their Subsidiaries shall receive Net Cash Proceeds from any Disposition or Recovery Event then, not later than the fifth Business Day following the receipt by the Company or such Subsidiary of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided that (x) no prepayment shall be required pursuant to this Section 2.6(b) with respect to Net Cash Proceeds received on account of an Asset Sale or Recovery Event not exceeding $500,000 in a single transaction or related series of transactions so long as the Net Cash Proceeds received on account of all Asset Sales and/or Recovery Events does not exceed  $2,500,000 in the aggregate for the term of this Agreement (and only such excess shall be required to be prepaid) and (y) if there are no Loans outstanding at the time of receipt of such Net Cash Proceeds, the Company shall be permitted to retain such Net Cash Proceeds and such retained Net Cash Proceeds shall not count towards the limitation set forth in the foregoing clause (x).

(c)     Notwithstanding subclause (b) above and only if the aggregate principal amount of Loans outstanding at such time shall be less than $10,000,000 at such time, the Company, such Guarantor or such Subsidiary shall be permitted to apply Net Cash Proceeds from any Recovery Event to the acquisition or repair of assets useful in the business of, or otherwise reinvest in, the Company and its Restricted Subsidiaries, provided that (x) the Company shall notify the Administrative Agent of its intention to do so not later than the fifth Business Day following the receipt by the Company or such Subsidiary of such Net Cash Proceeds and (y) such Net Cash Proceeds shall be reinvested or applied by no later than the Termination Date.

Section 2.7            Repayment.

(a)     Principal.  The Company shall repay to the Administrative Agent for the benefit of the Lenders the outstanding principal balance of the Loans (and the outstanding principal of the Loans shall be due and payable) on the Termination Date.

(b)     Interest.  (i)  Each Loan shall bear interest on the principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.3, as the case may be, at a rate per annum equal to (A) in the case of LIBO Rate Loans, the LIBO Rate plus the Applicable Margin and (B)  in the case of Base Rate Loans, the Alternate Base Rate plus the Applicable Margin.

(ii)           Interest on each Loan shall be paid in arrears on each Interest Payment Date applicable to such Loan. Interest shall also be paid on the date of any prepayment of Loans under Sections 2.5 or 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii)          Notwithstanding paragraph (i) of this Section 2.7(b), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on any amount payable by the Company  hereunder, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the rate otherwise applicable plus two percent (2%) (“Default Rate”), which interest shall be paid on demand of the Administrative Agent.

Section 2.8            Fees.

(a)     Upfront Fee.  The Company shall pay to the Administrative Agent for the ratable account of the Lenders an upfront fee (which may be structured as original issue discount) equal to 1.00% of the Aggregate Commitment on the Effective Date, which fee shall be earned, due and payable on the date of the Final Order.

(b)     Ticking Fee.  The Company shall pay to the Administrative Agent for the account of the Lenders a ticking fee (the “Ticking Fee”) which shall accrue at a rate per annum equal to 1.00% of the actual daily undrawn portion of the Aggregate Commitment.  Such Ticking Fee shall accrue from the date of the Final Order to the Termination Date and shall be due and payable monthly in arrears on the first Business Day of each immediately succeeding month subsequent to the date of the Final Order through the date on which the Aggregate Commitments shall have been terminated or reduced to $0 (with the final payment to be made on such date); provided, however, that in connection with any reduction or termination of the Aggregate Commitment under Section 2.4, the accrued Ticking Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following monthly payment being calculated on the basis of the period from such reduction or termination date to such monthly payment date.  The Ticking Fee provided in this Section 2.8(b) shall accrue at all times after the date of the Final Order, up to the Termination Date including at any time during which one or more conditions in Article V are not met.

(c)     Funding Fee. The Company shall pay to the Administrative Agent for the ratable account of the Lenders a funding fee (the “Funding Fee”) in an amount equal to 1.00% of the principal amount of each Borrowing, such Funding Fee to be earned, due and payable on the applicable Borrowing Date.

(d)     Backstop Fee.      The Company agrees to pay to each Initial Lender a non-refundable commitment fee equal to such Initial Lender’s pro rata share (based on each Initial Lender’s Commitment on the Effective Date) of

(i)      10.00% of the new common stock to be issued by the Company or its reorganized or successor company upon its emergence from the Case pursuant to the Plan (as defined in the Restructuring Agreement)(such fee, the “Equity Backstop Fee”), which Equity Backstop Fee shall be fully earned on the entry of the Interim Order and due and payable on the substantial date of consummation of the Plan (as defined in the Restructuring Agreement)(such date, the “Plan Consummation Date”) or

(ii)     if the Restructuring Support Agreement terminates without the Plan Consummation Date having occurred, 5.00% of the aggregate principal amount of Loans that have been funded (such fee, the “Cash Backstop Fee”), which Cash Backstop Fee shall be fully earned on the date of termination of the Restructuring Support Agreement (the “RSA Termination Date”) and due and payable in cash on the later to occur of (x) the Termination Date and (y) the RSA Termination Date.

(e)     Other Fees.  In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Company will pay fees (and expenses) to the Administrative Agent in accordance with the Agent Fee Letter.

Section 2.9            Computation of Fees and Interest.  (a)  All computations of interest for Base Rate Loans when the Alternate Base Rate is based on the prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to but not including the last day thereof.

(b)     Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

Section 2.10          Payments by the Company; Borrowings Pro Rata.  (a)  All payments to be made by the Company shall be made without setoff, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York, NY time) on the date specified herein.  Except to the extent otherwise expressly provided herein, (i) each payment by the Company of fees shall be made for the account of the Lenders ratably in accordance with their Commitments and/or Loans, as applicable, (ii) each payment of principal of Loans shall be made for the account of the Lenders ratably based on the outstanding principal amount of such Loans, and (iii) each payment of interest on Loans shall be made for the account of the Lenders ratably based on the aggregate amount of interest due and payable to the Lenders.  The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received.  Any payment received by the Administrative Agent later than 1:00 p.m. (New York, NY time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)     [Reserved].

(c)     Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)     [Reserved].

(e)     Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Commitments.

Section 2.11          Funding by Lenders; Presumption by Administrative Agent.  (a)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 and may (but shall not be so required), in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)     Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may (but shall not be so required), in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)     The existence of a Defaulting Lender or the failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

Section 2.12          Sharing of Payments, etc..  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)     the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.8) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.

Section 2.13          [Reserved]

Section 2.14          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     to the extent unpaid, (i) the Ticking Fee set forth in Section 2.8(b) shall cease to accrue solely with respect to the portion of the undrawn Commitment of such Defaulting Lender; and

(b)     the Commitment of such Defaulting Lender and outstanding principal amount of such Defaulting Lender’s Loans shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, or which is referred to in Section 11.1(a), (b) and (c) shall require the consent of such Defaulting Lender.

Section 2.15          Setoff.

Subject to the Orders and Section 9.2, upon the occurrence and during the continuance of any Event of Default, each Lender and their Affiliates shall, with the consent of the Required Lenders, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 2.12.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such appropriation and application made by such Person or its Affiliates; provided that, the failure to give such notice shall not affect the validity of such setoff and application; provided further that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Secured Party under this Section 2.15 are in addition to other rights and remedies (including other rights of setoff under law or otherwise) which such Secured Party may have.

Section 2.16    Priority and Liens.

(a)     Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents, including all Loans, the obligations of each Guarantor in respect of its guarantee of all of the foregoing, shall, at all times: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense claim status in the Case of such Loan Party (the “Superpriority Claims”); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable perfected first priority security interest and Lien on the Collateral of each Loan Party (A) to the extent such Collateral is not subject to valid, perfected and non-avoidable Liens as of the Petition Date and (B) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood and agreed that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Order, to the extent approved by the Bankruptcy Court, such Lien shall attach to any proceeds of Avoidance Actions); (iii) except as otherwise provided in the immediately following clause (iv), pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable junior perfected security interest and Lien on the Collateral of each Loan Party to the extent that such Collateral is subject to valid, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing Liens that secure obligations of the applicable Loan Party under the Existing Debt, which existing Liens will be primed by the Liens described in clause (iv) below), subject as to priority to such Liens in favor of such third parties; and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable perfected first priority priming security interest and Lien on the Collateral of each Loan Party (the “Priming Liens”) to the extent that such Collateral is subject to existing Liens that secure the obligations of the applicable Loan Party under the Existing Debt (collectively, the “Primed Liens”), all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the

Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens ((i) through (iv) above, subject in each case to the Carve-Out and as set forth in the Orders).

(b)     (i)            Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order) (x) the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of such Loan Party’s Unencumbered Property and Prepetition Collateral (as each term is defined in the Interim Order), which includes, without limitation, all of such Loan Party’s Real Property, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument and (y) without limiting the foregoing clause (x), subject to Section 2.16(d) below, to secure the full and timely payment and performance of the Obligations, each Loan Party hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, the Mortgaged Property, TO HAVE AND TO HOLD by the Administrative Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent.

(ii)      Notwithstanding that, by the terms of the various Security Documents and the Orders, the Company has assigned to the Administrative Agent all of the Net Proceeds of Production accruing to the Mortgaged Properties covered thereby, so long as no Event of Default has occurred and is continuing, the Administrative Agent, on behalf of the Secured Parties, grants each of the Company and its Subsidiaries a revocable license to continue to receive from the purchasers of production all such Net Proceeds of Production, subject, however, to the Liens created under the Security Documents and the Orders, which Liens are hereby affirmed and ratified.  During the continuance of an Event of Default, this license shall be revocable in the sole discretion of the Required Lenders who shall direct the Administrative Agent accordingly, by notice to the Company, and the Administrative Agent may exercise all rights and remedies granted under the Security Documents and the Orders, including the right to obtain possession of all Net Proceeds of Production then held by the Loan Parties or to receive directly from the purchasers of production all other Net Proceeds of Production.  In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent to collect directly any such Net Proceeds of Production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Net Proceeds of Production by the Administrative Agent to the Loan Parties constitute a waiver, remission, or release of any other Net Proceeds of Production or of any rights of the Administrative Agent to collect other Net Proceeds of Production thereafter.

(c)     All of the Liens described in this Section 2.16 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(d)               Notwithstanding anything to the contrary herein, except as set forth in the Orders, in no event shall the Collateral include (A) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve-Out (provided that Collateral shall include residual interest in the Carve-Out), (B)(i) any General Intangibles (as defined in the UCC in effect in the State of New York) or other rights arising under any contracts, instruments, licenses or other documents to the extent the grant, assignment, transfer, creation, attachment, perfection or enforcement of a security interest would (x) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, assignment, transfer, creation, attachment, perfection or enforcement, unless and until any required consents shall have been obtained or (y) give any other party to such contract, instrument, license or other document a valid and enforceable right to terminate its obligations thereunder or to take any other default remedy thereunder; provided, that in any event any money or other amounts due or to become due under any such General Intangible, contract, agreement, instrument or license shall not be Excluded Assets (as defined below) and (ii) any property to the extent that the Loan Parties are prohibited from granting a security interest in, pledge of, or lien upon any such property by reason of (x) an existing and enforceable negative pledge provision to the extent such provision does not violate the terms of this Agreement or (y) applicable law or regulation to which such Grantors are subject, except (in the case of either of the foregoing clauses (ii)(x) and (ii)(y)) to the extent such restriction, termination right or prohibition is rendered unenforceable or ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law (including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases), (C) any vehicles covered by a certificate of title law of any state and (D) Avoidance Actions (but including, subject only to the entry of the Final Order, proceeds thereof) (the items referred to in clauses (A) through (D) above being collectively referred to as the “Excluded Assets”); provided that any proceeds of Excluded Assets (that do not otherwise constitute Excluded Assets) shall be Collateral.

(e)                Each of the Loan Parties agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

Section 2.17                             Payment of Obligations.

(a)               Subject to Section 9.2, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(b)               Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (other than contingent indemnity or expense reimbursement obligations that are cash collateralized) (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court, including but not limited to an order confirming any chapter 11 plan or plans filed in any or all of the Cases and (ii) the Superpriority Claims granted to the Administrative Agent and the Lenders pursuant to the Orders and described in Section 2.16 and the Liens granted to Administrative Agent pursuant to the Orders and described in Section 2.16  shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming any such plan.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1                                    Taxes.  (a) Defined Terms.  For purposes of this Section 3.1, the term “applicable law” includes FATCA.

(b)               Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by the Company.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)               Indemnification by the Company.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                 Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4)                                 to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

Section 3.2                                    Illegality.  (a)  If any Lender determines that any Change in Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)               If a Lender determines that it is unlawful to maintain any LIBO Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBO Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loan.  If the Company is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)                If the obligation of any Lender to make or maintain LIBO Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBO Rate Loans shall be instead Base Rate Loans.

(d)               Before giving any notice to the Administrative Agent under this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

Section 3.3                                    Increased Costs and Reduction of Return.  (a)  If any Lender determines that, due to either (i) any Change in Law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate) or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (including Dodd-Frank/Basel) (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)               If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation (including Dodd-Frank/Basel), (ii) any change in any Capital Adequacy Regulation (including Dodd-Frank/Basel), (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (including Dodd-Frank/Basel), or (iv) compliance by such Lender (or its Lending Office) or any Affiliate controlling such Lender with any Capital Adequacy Regulation (including Dodd-Frank/Basel), affects or would affect the amount of capital required or expected to be maintained by such Lender or any Affiliate controlling such Lender and (taking into consideration such Lender’s or such Affiliate’s policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans or Obligations under this Agreement, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

Section 3.4                                    Funding Losses.  The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) the failure of the Company to make on a timely basis any payment of principal of any LIBO Rate Loan; (b) the failure of the Company to borrow or continue a LIBO Rate Loan or to convert a Base Rate Loan to a LIBO Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.5; (d) the prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant

Interest Period; or (e) the automatic conversion under Section 2.3 of any LIBO Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of margin).  For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.4 and under Section 3.3(a), each LIBO Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

Section 3.5                                    Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable pursuant to Section 2.7(b) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

Section 3.6                                    Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error; provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

Section 3.7                                    Substitution of Lenders.  Upon (i) the receipt by the Company from any Lender of a claim for compensation under this Article III) or (ii) a Lender becoming a Defaulting Lender, and, as a result, the Company elects by written notice to the Administrative Agent to replace such Lender pursuant to this Section 3.7 (such Lender, an “Affected Lender”), the Company may:  (a) obtain a replacement bank or financial institution satisfactory to the Administrative Agent to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitment (a “Replacement Lender”); or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment but none of the Lenders shall have any obligation to do so.  Any such designation of a Replacement Lender under clause (a) above shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.  The appointment of a Replacement Lender shall be effectuated by a Lender Assignment Agreement entered into by such Affected Lender and such one or more Replacement Lenders (together with any consents for such assignment required hereunder).

Section 3.8                                    Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

REAL PROPERTY LEASES

Section 4.1                                    Special Rights with Respect to Real Property Leases.

(a)               No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, reject or otherwise terminate (including, without limitation, as a result of the expiration of the assumption period provided for in Section 365(d)(4) of the Bankruptcy Code to the extent applicable) a Real Property Lease, in each case, without first providing 30 days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent (with the consent of the Required Lenders) during which time the Administrative Agent shall be permitted to find an acceptable (in the Administrative Agent’s good faith and reasonable discretion (with the consent of the Required Lenders)) replacement lessee (which may include the Administrative Agent, any Lender or their respective Affiliates) to whom such lease may be assigned.  If a prospective assignee is not found within such 30-day notice period, the Loan Party may proceed to reject such lease If such a prospective assignee is timely found, the Loan Parties shall (i) not seek to reject such lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such lease unless the Company and the Administrative Agent (with the consent of the Required Lenders) agree that any such cure obligation is overly burdensome on the cash position of the Debtors with such agreement not to be unreasonably withheld; provided that this Section 4.1(a) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Plan of Reorganization.  For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date, the Loan Parties shall have delivered (and hereby agree to deliver) written notice to the Administrative Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date, to the extent applicable) from and after the date of such notice (or, if applicable, notice that the Loan Parties will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code); provided that if the Loan Parties fail to deliver any such notice to the Administrative Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Loan Parties shall be deemed, for all purposes hereunder, to have delivered notice to the Administrative Agent as of such date that it intends to reject all outstanding Real Property Leases.

(b)               If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any Debtor’s rights pursuant to section 365(f) of the

Bankruptcy Code with respect to any Real Property Lease or group of Real Property Leases and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any such Real Property Lease in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts. In connection with the exercise of such rights, the Administrative Agent may (w) access the leasehold interests of the Loan Parties in any such Real Property Lease(s) for the purposes of marketing such property or properties for sale, (x) find an acceptable (in the Administrative Agent’s good faith and reasonable discretion (with the consent of the Required Lenders)) replacement lessee (which may include the Administrative Agent or its designee, any Lender or their respective Affiliates) to whom a Real Property Lease may be assigned, (y) hold, and manage all aspects of, an auction or other bidding process to find such reasonably acceptable replacement lessee, and (z) in connection with any such auction, agree, on behalf of the Loan Parties and subject to Bankruptcy Court approval, to a break-up fee or to reimburse fees and expenses of any stalking horse bidder up to an amount not to exceed 2.50% of the purchase price of such Real Property Lease and may make any such payments on behalf of such Loan Party and any amount used by the Administrative Agent to make such payments shall, at the election of the Administrative Agent, at the written direction of the Required Lenders in their reasonable discretion and subject to satisfaction of the conditions in Section 5.2, be deemed a borrowing of Loans hereunder. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 4.1(b), the Loan Parties shall promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such assignee and cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 4.1(b) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Plan of Reorganization. Notwithstanding anything to the contrary in this Section 4.1(b), or any consent or direction of the Required Lenders, in no event shall any Real Property Lease be assigned to the Administrative Agent without the express written consent of the Administrative Agent in its sole discretion.

(c)                If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right, at the written direction of the Required Lenders, to direct any Debtor that is a lessee under a Real Property Lease to assign such Real Property Lease to the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, as collateral for the Obligations and to direct such Debtor lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 4.1(c), the Loan Parties shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the Administrative Agent and (ii) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 4.1(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Plan of Reorganization.  Notwithstanding anything to the contrary in this Section 4.1(c), or any consent or direction of the Required Lenders, in no event shall any Real Property Lease be assigned to the Administrative Agent without the express written consent of the Administrative Agent in its sole discretion.

(d)               Any order of the Bankruptcy Court approving the assumption (but not the assignment) of any Real Property Lease shall specifically provide that the applicable Debtor shall be authorized to assign such Real Property Lease pursuant to section 365(f) of the Bankruptcy Code subsequent to the date of such assumption designated by the Administrative Agent.

(e)                No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to section 365 of the Bankruptcy Code, sell or assign a Real Property Lease without first providing fifteen (15) days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent (with the consent of the Required Lenders)) of any hearing in the Bankruptcy Court seeking approval of a sale or assignment,  and the Administrative Agent, on behalf of the Administrative Agent and the Lenders, shall be permitted to credit bid forgiveness of some or all of the outstanding Obligations in respect of the DIP Facility (in an amount equal to at least the consideration offered by any other party in respect of such assignment) as consideration in exchange for any such Real Property Lease. In connection with the exercise of any of the Administrative Agent’s rights under Sections 4.1(b) and 4.1(c) to direct or compel a sale or assignment of any Real Property Lease, the Administrative Agent, on behalf of the Administrative Agent and the Lenders, shall be permitted to credit bid forgiveness of a portion of the Indebtedness (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) outstanding under the Loans in exchange for such Real Property Lease.

If any Loan Party is required to cure any monetary default under any Real Property Lease under this Section 4.1, or otherwise in connection with any assumption of such Real Property Lease pursuant to section 365 of the Bankruptcy Code, and such monetary default is not cured within five (5) Business Days of the receipt by such Loan Party of notice from the Administrative Agent under Section 4.1(a), (b) or (c) or any other notice from the Administrative Agent requesting the cure of such monetary default, then the Administrative Agent (with the consent of the Required Lenders) may, but shall not be obligated to, cure any such monetary default on behalf of such Loan Party and any such payments shall, at the election of the Administrative Agent, at the written direction of the Required Lenders in their reasonable discretion and subject to satisfaction of the conditions in Section 5.2, be deemed a borrowing of Loans hereunder.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1                                    Conditions of the Effective Date.  The effectiveness of this Agreement and the Commitments are subject to the condition that on or before the Effective Time the following conditions precedent shall have been satisfied or waived by each of the Initial Lenders:

(a)               Credit Agreement and Related Documents.  The Administrative Agent and the Initial Lenders shall have received a counterpart of this Agreement, the Notes (if any), the Guaranty and the Security Documents, in each case duly executed and delivered by each Loan Party a party thereto;

(b)               Petition Date. The Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor-in-possession. All “first day orders” in the Cases shall be reasonably satisfactory in form and substance to the Initial Lenders;

(c)                Interim Order. Not later than 5 days following the Petition Date (or such later date as the Lenders may agree), the Administrative Agent and the Initial Lenders shall have received a signed copy of the Interim Order authorizing the use of Cash Collateral, containing provisions and granting the superpriority claims and Liens, adequate protection Liens and other Liens described under Section 2.16, which Interim Order shall not have been vacated, reversed, modified, amended or stayed without the consent of the Lenders;

(d)               Appointment of Trustee or Examiner. No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases;

(e)                Resolutions; Incumbency; Organization Documents.  The Administrative Agent and the Initial Lenders shall have received (i) resolutions of the board of directors of the Company and members or the board of directors or similar governing body of each Guarantor or its general partner, as applicable, authorizing the transactions contemplated hereby, certified as of the Effective Date by a Responsible Officer of such Person; (ii) certificates of a Responsible Officer of the Company and a Responsible Officer of each Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents, the Guaranty, and all other Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of each Loan Party as in effect on the Effective Date, certified by a Responsible Officer of such Person as of the Effective Date;

(f)                 Good Standing.  The Administrative Agent and the Initial Lenders shall have received good standing certificates for each Loan Party from its state of incorporation or formation, and evidencing its qualification to do business in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in each case as of a recent date;

(g)                Officer’s Certificate. The Administrative Agent and the Initial Lenders shall have received an officer’s certificate executed by a Responsible Officer of the Company, dated as of the Effective Date, certifying as to the matters set forth in paragraphs (n), (t), (u) and (v) of this Section 5.1.

(h)               Payment of Fees.  The Administrative Agent and the Initial Lenders shall have received evidence of payment by the Company to the Administrative Agent of all accrued and unpaid fees, costs and expenses payable thereto or to any Initial Lender pursuant to the Loan Documents or otherwise required to be paid to the Administrative Agent and the Initial Lenders on or prior to the Effective Date, in each case to the extent then due and payable on the Effective Date and, in the case of costs and expenses, an invoice for which has been received by the Company at least one Business Day before the Effective Date, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4;

(i)                   Budget. The Administrative Agent and the Initial Lenders shall have received (i) a nine-month budget, in form and substance satisfactory to the Initial Lenders (the “Budget”) and (ii) a cash flow forecast for the 13-week period ending after the Effective Date dated as of a date not more than three (3) Business Days prior to the Effective Date and in form and substance satisfactory to the Initial Lenders (such forecast, the “Initial Cash Flow Forecast”);

(j)                  Derivative Contracts. The Administrative Agent and the Initial Lenders shall have received reasonably satisfactory evidence of the termination of certain Derivative Contracts identified to the Lenders prior to the Effective Date;

(k)               Patriot Act. The Administrative Agent and the Initial Lenders who has requested the same at least five (5) Business Days prior to the Effective Date shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, at least two (2) Business Days prior to the Effective Date;

(l)                   Other Agreements. The Initial Lenders shall be satisfied in its reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit hereunder (other than resulting from the filing of the Cases), a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective Subsidiaries’ material debt instruments and other material agreements which, (i) in the case of the Loan Parties’ material debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or (ii) in the case of any other Subsidiary, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(m)           No Litigation. There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a Material Adverse Effect;

(n)               Discharge of Indebtedness. The Indebtedness under that certain Term Loan and Security Agreement dated June 11, 2015 among the Loan Parties, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto, as amended, modified or supplemented prior to the date hereof, shall have been repaid in full, all guarantees and Liens securing such facility shall have been terminated and all related agreements shall have been terminated, and the Lenders shall have received reasonably satisfactory evidence of each of the foregoing;

(o)               [Reserved];

(p)               [Reserved];

(q)               Filings, Registrations and Recordings.  Except as otherwise permitted under Section 7.18, each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the

Administrative Agent and the Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a first priority perfected Lien on the Collateral described in any Security Document to which the Company or any Guarantor is a party, prior and superior in right to any other Person (other than with respect to Permitted Liens and subject to the Carve-Out) shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and the Lenders in proper form for filing, registration or recordation;

(r)                  Approvals.  All government and third party approvals (including any consents) necessary in connection with continuing operations of the Company and its Subsidiaries and the transactions contemplated by the Loan Documents shall have been obtained and be in full force and effect (without the imposition of any adverse conditions that are not reasonably acceptable to the Lenders), and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon this Agreement, the extension of credit thereunder or the transactions contemplated thereby;

(s)                 Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock of the Company’s Restricted Subsidiaries pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note pledged by the Loan Parties pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof, provided, that the foregoing shall be deemed satisfied to the extent that such certificates and promissory notes have been delivered to the Collateral Agent as defined in the 2019 First Lien Notes Indenture;

(t)                  No Material Adverse Effect. Since September 30, 2015, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency (other than as disclosed on Schedule 6.14 and by the Company to the Lenders in writing prior to the Petition Date) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(u)               Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects (except for representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects) on and as of the Effective Date with the same effect as if made on and as of the Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(v)               Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect;

(w)             Acceptable Plan of Reorganization; Disclosure Statement. The Debtors shall have filed with the Bankruptcy Court an Acceptable Plan of Reorganization and

disclosure statement that is consistent in all material respects with the Restructuring Support Agreement, in each case, within the time periods required under this Agreement; and

(x)               Initial Reserve Report.                       The Initial Lenders shall have received the Initial Reserve Report.

Section 5.2                                    Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan from and after the date of the Final Order to the Availability Termination Date, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)               Effective Date. The Effective Date shall have occurred;

(b)               Notice. The Administrative Agent shall have received a Notice of Borrowing;

(c)                Final Order. Not later than 45 days following the Petition Date (or such later date as the Lenders may reasonably agree if the Final Order has not been entered prior to such date), the Administrative Agent shall have received a signed copy of the Final Order authorizing and approving the making of the Loans, which Final Order shall be in full force and effect, unstayed, and shall not have been reversed, modified, amended, or vacated.

(d)               Approved Purposes. The proceeds of such Borrowing will be used solely for Approved Purposes;

(e)                Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects (except for representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects) on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(f)                 No Existing Default.  No Default or Event of Default shall exist and be continuing or shall result from such Borrowing or proposed or actual use of the proceeds of such Borrowing; and

(g)                No Violation of Law.  The making of such Loan shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(h)               Officer’s Certificate.  The Administrative Agent shall have received from the Company a certificate of the Company dated as of the relevant Borrowing Date executed by a Responsible Officer of the Company, certifying, that: (i) no Default or Event of Default exists or shall result from such Borrowing or proposed or actual use of the proceeds of such Borrowing, (ii) such Borrowing is necessary to fund the Approved Purposes after giving effect to the use of the Cash Collateral and (iii) the matters set forth in paragraphs (c), (d), (e), (g), (i) (j), (k) and (l) of this Section 5.2;

(i)                   Aggregate Exposure. After giving effect to such Borrowing, the aggregate outstanding principal amount of Loans shall not exceed the amount authorized by the Final Order;

(j)                  Consolidated Cash. After giving effect to the requested Borrowing, and the use of proceeds thereof, the consolidated cash and Cash Equivalents of the Company and its Subsidiaries shall not exceed $15,000,000;

(k)               Compliance with Cash Flow Forecast.                                    Immediately before and after giving effect to the requested Borrowing, the Company shall be in pro forma compliance with the Cash Flow Forecast;

(l)                   Ellwood LLA.                                                                     The SLC shall have approved the Ellwood LLA if the aggregate amount of the requested Borrowing and all prior Borrowings shall exceed $20,000,000; and

(m)           Payment of Fees.  The Administrative Agent shall have received evidence of payment by the Company to the Administrative Agent of all accrued and unpaid fees, costs and expenses payable thereto or to any Lender pursuant to the Loan Documents or otherwise required to be paid to the Administrative Agent and the Lenders on or prior to such borrowing date, in each case to the extent then due and payable on such borrowing date and, in the case of costs and expenses, an invoice for which has been received by the Company at least one Business Day before such borrowing date, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.2 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant, jointly and severally, to each Lender and the Administrative Agent, as follows (each representation and warranty herein is given as of the Effective Date and shall be deemed repeated and reaffirmed on the date of each credit extension pursuant to Section 5.2):

Section 6.1                                    Organization, Existence and Power.  Each Loan Party:  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the corporate, limited partnership or limited liability company power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Requirements of Law, except where the failure to do so individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.2                                    Corporate Authorization; No Contravention.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which such Person is a party have been duly authorized by all necessary organizational action, and do not and will not:  (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of any document evidencing any material Contractual Obligation (other than the Existing Debt) to which such Person is a party or otherwise that would constitute a Material Adverse Effect; (c) result in the creation of any Lien under any document evidencing any material Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders, (d) conflict with or result in any breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its material Property is subject or otherwise that would constitute a Material Adverse Effect or (e)  violate any Requirement of Law, except where any such contravention, conflict or violation individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.3                                    Governmental Authorization.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, no approval, permit, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, the Company or any other Loan Party of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Company and the operation of its business; and such filings as may be necessary in connection with the Lenders’ exercise of remedies hereunder.

Section 6.4                                    Binding Effect.  Subject, in the case of each party that is a Debtor, to the entry of the Orders and the terms thereof, this Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which the Company or any Restricted Subsidiary is a party when executed and delivered by such party will constitute, the legal, valid and binding obligations of the Company and such Restricted Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.5                                    Litigation.  Except for the Cases, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective Properties which (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (ii) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.6                                    No Default.  No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Company.  Neither the Company nor any Subsidiary is in default under or with respect to any other Contractual Obligation (other than the Existing Debt and pre-petition Contractual Obligations) in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 6.7                                    ERISA Compliance.  Except as specifically disclosed in Schedule 6.7:

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to be qualified under Code Section 401(a) is either (i) a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, or (ii) the recipient of a determination letter from the IRS to the effect that such Plan is qualified.  To the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.  The Company and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, except as would not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)               There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                (i) No ERISA Event has occurred or is reasonably expected to occur except as would not reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability except as would not reasonably be expected to have a Material Adverse Effect; (iii) no Pension Plan has been determined to be, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (iv) except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.8                                    Use of Proceeds; Margin Regulations.  The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.13.  Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.9                                    Title to Properties.  (a) The Company and each Restricted Subsidiary have (x) legal, valid and defensible title to, or valid leasehold interests in, substantially all of the interests in Oil and Gas Properties underlying the estimates of its net proved reserves contained in the Reserve Report most recently delivered, (y) good and marketable title to all other real property owned by the Company and its Subsidiaries and (z) good and marketable title to all personal property owned by them necessary or used in the ordinary conduct of their respective businesses, in each of (x), (y) and (z) free and clear of all liens, encumbrances and defects except Permitted Liens or such as do not materially affect the value of the property of the Company and its Subsidiaries, taken as a whole, and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.

(b)               All real property and buildings held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.

(c)                The working interests derived from oil, gas and mineral leases or mineral interests which constitute a portion of the real property held or leased by the Company or any of its Subsidiaries reflect in all material respects the right of the Company and its Subsidiaries to explore, develop or produce hydrocarbons from such real property, and the care taken by the Company and its Subsidiaries with respect to acquiring or otherwise procuring such leases, options to lease, drilling rights and concessions or other property interests was generally consistent with standard industry practices in the areas in which the Company or its Subsidiaries operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons.

Section 6.10                             Oil and Gas Reserves.  Each of the Company and its Restricted Subsidiaries has complied in all material respects (from the time of acquisition by the Company or any Restricted Subsidiary) with all terms of each oil, gas and mineral lease comprising its Oil and Gas Properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the best of the knowledge of the Company and its Restricted Subsidiaries, all of the Hydrocarbon Interests comprising its Oil and Gas Properties are enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity.

Section 6.11                             Reserve Report.  The Company has heretofore delivered to the Administrative Agent and the Lenders a true and complete copy of a report, dated effective as of January 30, 2016, prepared by DeGolyer & MacNaughton (the “Initial Reserve Report”) covering certain of the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties described therein.  To the best knowledge of the Company, (i) the assumptions stated or used in the preparation of any Reserve Report are believed to be reasonable as of the date thereof, (ii) all information furnished by any Loan Party to the Independent Engineer for use in the preparation of any Reserve Report was accurate in all material respects, and (iii) there has been no material adverse change in the aggregate amount of the estimated Oil and Gas reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business.

Section 6.12                             Gas Imbalances.  Except as disclosed to the Lenders in writing prior to the Effective Time, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of 3% of the PV-10 Value of the Company’s and the Guarantors’ Proved Reserves set forth in the most recently delivered Reserve Report in the aggregate which would require the Company and the Guarantors to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.13                             Taxes.  The Company and its Subsidiaries have filed all federal Tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  The Company and its Subsidiaries have filed all state and other non-federal Tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those which (x) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (y) need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.  To the knowledge of the Responsible Officers of the Company, there is no proposed Tax assessment against the Company or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

Section 6.14                             Financial Statements and Condition.  (a)The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end audit adjustments; and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)               During the period from September 30, 2015 to and including the Effective Date there has been no Disposition by the Company or any Subsidiaries of any material part of its business or Property, other than Dispositions permitted by Section 8.2.

(c)                Since September 30, 2015, except as set forth in Schedule 6.14, there has been no event, development or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

Section 6.15                             Environmental Matters.  Each of the Company and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and Properties (including, without limitation, Oil and Gas Properties), and such Properties (including, without limitation, Oil and Gas Properties) which it is acquiring or planning to acquire and as a result thereof the Company has reasonably concluded that, unless specifically disclosed in Schedule 6.15, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.16                             Regulated Entities.  None of the Company, its Subsidiaries, any Person controlling the Company, or any Subsidiary, is an “investment company” within the meaning of the Investment Company Act of 1940.  None of the Company, any Person controlling the Company or any Subsidiary (other than Ellwood), is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 6.17                             No Burdensome Restrictions .  Except as set forth on Schedule 6.17, neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

Section 6.18                             Copyrights, Patents, Trademarks and Licenses, etc.  The Company and each Restricted Subsidiary own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Responsible Officers of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Responsible Officers of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

Section 6.19                             Subsidiaries.  As of the Effective Time, (x) the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.19 hereto and has no material equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.19 and (y) and each Subsidiary of the Company (other than Ellwood) that is a Guarantor has executed this Agreement, the Guaranty and the other Loan Documents.

Section 6.20                             Insurance.  The Company and each Restricted Subsidiary are insured as required under Section 7.6.

Section 6.21                             Full Disclosure.  None of the representations or warranties made by the Company or any Restricted Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Restricted Subsidiary in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to the Company or omits any material fact known to the Company required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

Section 6.22                             [Reserved.]

Section 6.23                             Labor Matters.  Except to the extent such matters do not to constitute a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of the Company or any Subsidiary exist, (b) hours worked by and payment made to the employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from the Company or any Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of the Company and each Subsidiary are in compliance with the Occupational Safety and Health Act and other applicable health and safety laws.

Section 6.24                             [Reserved]

Section 6.25                             Derivative Contracts.  Neither the Company nor any Restricted Subsidiary is party to any Derivative Contract other than Derivative Contracts permitted by Section 8.10.  Set forth on Schedule 6.25 is a list of all Derivative Contracts entered into by the Company or any Restricted Subsidiary as of the Effective Date.

Section 6.26                             Ellwood Subsidiary . Ellwood (a) has not engaged in any business other than the ownership and operation of common carrier crude oil pipelines and natural gas pipelines and (b) as a result of Requirements of Law in effect as of the Effective Date, is prevented from duly executing and delivering to the Administrative Agent and the Lenders a Guaranty (or a joinder thereto) or the Security Agreement (or a joinder thereto).

Section 6.27                             Secured, Super-Priority Obligations.  (a)                             The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice of (x) the motions seeking approval of the Loan Documents and the Final Order and (y) the hearings for the approval of the Final Order was given in each case.

(b)               The provisions of the Loan Documents, the Interim Order and the Final Order are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in all right, title and interest in the Collateral, having the priority provided for in Section 2.16 and in the Final Order, and enforceable against the Loan Parties.

(c)                Subject to the terms of the Final Order, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Obligations shall constitute allowed claims against the Debtors having the priority provided for in Section 2.16 and in the Final Order.

Section 6.28                             Bankruptcy Orders.  The Orders and the transactions contemplated hereby and thereby are in full force and effect, are not subject to a stay and have not been vacated, reversed, modified or amended in any respect adverse to (x) the Required Lenders without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders or (y) the Administrative Agent without the prior written consent of the Administrative Agent.

Section 6.29                             Budget.  Each of the Budget and the Cash Flow Forecast was prepared in good faith by the management of the Loan Parties, based on assumptions believed by the management of the Loan Parties to be reasonable at the time made and upon information believed by the management of the Loan Parties to have been accurate based upon the information available to the management of the Loan Parties at the time such Budget or Cash Flow Forecast was furnished.

Section 6.30                             Guaranty Representations.  Each Loan Party represents and warrants to the Administrative Agent and the Lenders at the Effective Time:

(a)               Benefit to Guarantors.  The Loan Parties are mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each other being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other.  The board of directors, manager or general partner or similar governing body, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(b)               Reasonable Consideration for Guaranties.  The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and its Guaranty, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

Section 6.31                             Sanctions and Anti-Corruption Laws.

(a)                                 Each of the Company and its Subsidiaries, and their respective directors and officers and, to the knowledge of the Company, their respective employees, agents, and affiliates, is, and has been, in compliance with all applicable Anti-Corruption Laws and Sanctions.

(b)                                 Each of the Company and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and Sanctions, and none of the Company or its Subsidiaries is engaged in any activity that would reasonably be expected to result in the Company or any of its Subsidiaries being designated as a Sanctioned Person.

(c)                                  None of (i) the Company, any of its Subsidiaries, or any of their respective directors or officers, or (ii) any employee of any Company or any Subsidiary, or (iii) to the knowledge of the Company, any agent of the Company or of any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(d)                                 No use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 6.32                             Surety Bonds. Schedule 6.32 sets forth a true and complete list of all surety, reclamation and similar bonds and financial assurances required to be maintained by the Company or any of its Subsidiaries under any Environmental Laws or Contractual Obligation (the “Surety Bonds”). The Surety Bonds are in full force and effect except for any failure which individually or when taken together with all failures under all such Surety Bonds would not reasonably be expected to have a Material Adverse Effect, and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Credit Extensions made after the Effective Date) contemplated by this Agreement, provided that certain of such Surety Bonds may be terminated, suspended or revoked so long as, taken together, such events could not reasonably be expected to have a Material Adverse Effect. All required guaranties of, and letters of credit with respect to the Surety Bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 7.1                                    Financial Statements.  The Company and each Guarantor shall, and shall cause each of its Subsidiaries to, (i) maintain for itself and each of its respective Restricted Subsidiaries, on a consolidated basis a system of accounting established and administered in accordance with GAAP and (ii) deliver to the Administrative Agent who will deliver to each Lender:

(a)                       as soon as available, but in any event not later than 90 days after the end of the fiscal year ended December 31, 2015, a copy of the annual audited consolidated balance sheet of the Company and its Restricted Subsidiaries at the end of such year, and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year; the Company’s financial statements shall be accompanied by the unqualified opinion (or, if qualified, of a non-material nature (e.g., FASB changes of accounting principles) or nothing indicative of going concern or material misrepresentation nature other than any qualification arising as a result of the commencement of the Cases or the events leading thereto) and a copy of the management letter, if any, of Ernst and Young LLP or other nationally recognized independent public accounting firm (the “Independent Auditor”), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows for the periods indicated in conformity with GAAP;

(b)                       as soon as available, but not later than 45 days after the close of each of the first three quarterly periods, a copy of the unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such quarter (commencing with the fiscal quarter ending March 31, 2016) and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for the period commencing on the first day and ending on the last day of such period, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal and recurring year-end audit adjustments), the consolidated financial position of the Company and its Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows;

(c)                        no later than twenty (20) days after the end of each calendar month (or, in the case of a calendar month that ends on the same day as the end of a fiscal quarter, 30 days)  (i) financial statements for such prior month, including a consolidated balance sheet, together with consolidated statements of operations and cash flows, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year, similar to what is provided by the Company on a quarterly basis pursuant to Section 7.1(b), which financial statements shall also include monthly and year-to-date detail of capital expenditures and workovers as of the last day of the preceding calendar month, (ii) a monthly report of capital expenditures (including cash calls made in respect of capital expenditures by operators of properties in which the Company or any Subsidiary has a non-operating interest), in form and substance reasonably satisfactory to the Required Lenders, (iii) a detailed report on accounts payable aging of the Company and its Restricted Subsidiaries as of month-end which shall identify all accounts payable in respect of the joint interest billing obligations of the Company or such Restricted Subsidiary and all written demands or claims related to or asserting any Liens in respect of any of the property or assets of the Company or such Restricted Subsidiary (including Liens imposed by law, such as landlord’s, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens) if the amount demanded or claimed exceeds $50,000 individually, (iv) monthly bank account balances and (v) monthly lease operating expense statements;

(d)                       concurrently with the delivery of the financial statements referred to in Sections 7.1(a), 7.1(b) and 7.1(c)(i), a management discussion and analysis of the financial condition and results of operations for the Company and its Subsidiaries in substantially the same form as required under the 2019 First Lien Notes Indenture.

Section 7.2                                    Certificates; Other Production, Reserve Information and Other Information.  The Company shall furnish to the Administrative Agent and each Lender:

(a)                       promptly after receipt thereof, a copy of the LLA environmental report;

(b)                       concurrently with the delivery of the financial statements referred to in Sections 7.1(a), 7.1(b) and 7.1(c)(i), a Compliance Certificate executed by a Responsible Officer;

(c)                        on or before October 1 2016, a Reserve Report as of June 30, 2016 prepared or audited by an Independent Engineer.  Any Reserve Report required by this Section 7.2(c) may be a summary Reserve Report, provided that such summary Reserve Report contains at least the information set forth in the definition of “Reserve Report” hereunder and otherwise complies with the requirements of this Section 7.2(c);

(d)                       promptly upon the request of the Administrative Agent, at the request of any Lender, such copies of all geological, engineering and related data contained in the Company’s files or readily accessible to the Company relating to its and its Subsidiaries’ Oil and Gas Properties as may reasonably be requested;

(e)                        [Reserved];

(f)                         [Reserved];

(g)                        simultaneously with transmission thereof, such notices, certificates (including compliance certificates), documents and information (other than (i) borrowing notices, (ii) interest rate elections, continuations or conversions, (iii) routine correspondence and other communications and (iv) items that are required to be delivered hereunder and that are so delivered) as any Loan Party may furnish the trustee under the 2019 First Lien Notes Indenture, the 2019 Second Lien Notes Indenture or the 2019 Senior Notes Indenture;

(h)                       as soon as reasonably practicable, and not less than three (3) business days prior to the filing thereof, copies of all material pleadings, motions and other documents to be filed with the Bankruptcy Court on behalf of the Debtors in the Cases; and

(i)                           promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary (including updates to the ARIES database) as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Section 7.3                                    Notices.  The Company shall promptly notify the Administrative Agent and each Lender in writing:

(a)                       of the occurrence of any Default or Event of Default;

(b)                       of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) material breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Company or any Subsidiary (other than the Cases), including pursuant to any applicable Environmental Laws;

(c)                        of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Restricted Subsidiaries; and

(d)                       of any notice of any material claims, demands, or notices regarding plugging and abandonment, decommissioning, environmental issues, incidents of non-compliance (“INC”) or limitations on operations on Oil and Gas Properties (including for this purpose any former oil and gas properties) of the Company or any Restricted Subsidiary provided by any third parties, including but not limited to any Bureau of Ocean Energy Management (“BOEM”), Bureau of Safety and Environmental Enforcement (“BSEE”) or any other regulatory or governmental authorities, and provide copies of any and all correspondence by and between the Company or such Restricted Subsidiary and such third parties regarding such obligations following such claims, demands or notices.

Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

Section 7.4                                    Preservation of Company Existence, etc.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to:

(a)                       preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                       preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)                        use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)                       preserve or renew all of its registered patents, trademarks, trade names and service marks, the nonpreservation of which would reasonably be expected to have a Material Adverse Effect.

Section 7.5                                    Maintenance of Property.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities and Oil and Gas Properties except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.5 shall prevent any such Persons from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of the Company, and following which such Persons are and will hereafter be in compliance with all obligations hereunder and the other Loan Documents.

Section 7.6                                    Insurance.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses, owning similar Properties in localities where the Company or such Subsidiary operates, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Such insurance will be primary and not contributing.

Section 7.7                                    Payment of Post-Petition Obligations.  In accordance with the Bankruptcy Code and subject to any required approval of, or excuse by, the Bankruptcy Court, the Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including:  (a) all post-petition Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all post-petition Indebtedness, as and when due and payable; except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, in each case, unless such obligations and liabilities (x) are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary or (y) are excused by the Bankruptcy Court or the Bankruptcy Code.

Section 7.8                                    Compliance with Laws.  Except as otherwise excused by the Bankruptcy Code, the Company and each Guarantor shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Requirements of Law (including, without limitation, all Environmental Laws) of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.9                                    Compliance with ERISA.  The Company and each Guarantor shall, and shall cause each of the Company’s ERISA Affiliates to:  (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) make all required contributions to any Plan subject to Section 412 of the Code, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days after the Company or a duly appointed administrator of a Plan files or is required to file, with respect to any Plan, any notice of a “reportable event” (as such term is defined in Section 4043 of ERISA) for which the notice requirement has not been waived by the PBGC (provided that notice shall be required for reportable events arising from the disqualification of a Plan or the distress termination of a Plan (in accordance with ERISA Section 4041(c)) without regard to the waiver of notice provided by the PBGC by regulation or otherwise), a statement of the chief financial officer of the Company setting forth details as to such reportable event and the action which the Company, or such Subsidiary, as the case may be, proposes to take with respect thereto, together with a copy of the notice, if any, of such reportable event given to the PBGC and (ii) promptly after receipt thereof, a copy of any notice the Company, any Subsidiary or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan pursuant to Section 4042 of ERISA.

Section 7.10                             Inspection of Property and Books and Records.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain proper books of record and account, in conformity with GAAP consistently applied.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Persons’ affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice, provided, further, that so long as no Event of Default has occurred and is continuing, such visits shall be limited to two times during the term of this Agreement.

Section 7.11                             Environmental Laws.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, conduct its respective operations and keep and maintain their respective Properties in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.12                             New Subsidiary Guarantors.

If, at any time after the date of this Agreement, there exists any Restricted Subsidiary (excluding Ellwood) that is not a Subsidiary Guarantor, then the Company shall cause such Subsidiary to execute and deliver a joinder to the Guaranty, a joinder to the Security Agreement and such other Security Documents as may be required pursuant to Section 7.14.

Upon the execution and delivery by any Restricted Subsidiary of a joinder to each of the Guaranty and the Security Agreement, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, (x) become a Guarantor for all purposes of this Agreement and (y) be deemed to have made the representations and warranties, as applied to and including such new Subsidiary, set forth in this Agreement.

Section 7.13                             Use of Proceeds.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, use the proceeds of the Loans only for the following purposes:  (i) for Bankruptcy Court approved administrative expenses for estate professionals and such other expenses to which the Lenders may consent in their sole discretion and (ii) for working capital, capital expenditures and other general corporate purposes in compliance with the Cash Flow Forecast and the applicable Order (such purposes, the “Approved Purposes”).

Section 7.14                             Further Assurances.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, promptly (and in no event later than twenty (20) days after becoming aware of the need therefor) do all acts and things, and execute and file or record, all instruments, documents, or agreements reasonably requested by the Administrative Agent or the Required Lenders, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Loan Parties in the Loan Documents including the Notes, to further evidence and more fully describe the Collateral as security for the Obligations, as to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement, the Security Documents or the Orders or the priority thereof or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent or the Required Lenders, in connection therewith.

Section 7.15                             Budget Variance Report, Cash Forecasts, Lender Conference Calls & AFEs.

(a)                       (i) On or before the last day of the fourth calendar week after the Effective Date (or, if such day is not a Business Day, the next Business Day), the Company shall prepare and deliver to the Administrative Agent and the Lenders a Budget Variance Report as of the end of the immediately preceding four calendar weeks together with a Budget Compliance Certificate as to compliance with the covenant set forth in Section 8.12(a) executed by a Responsible Officer and (ii) thereafter, on or before the last day of every other calendar week subsequent to the fourth calendar week after the Effective Date, the Company shall prepare and deliver to the Administrative Agent and the Lenders a Budget Variance Report as of the end of the immediately preceding six calendar weeks together with a Budget Compliance Certificate as to compliance with the covenant set forth in Section 8.12(b) executed by a Responsible Officer, together with, in each case, a reconciliation between actual and projected cash receipts and disbursements for such period and a written summary of the causes for any material variations

(b)                       No later than the fifth Business Day of each calendar month immediately following the Effective Date, the Company shall prepare and deliver to the Administrative

Agent and the Lenders an updated Cash Flow Forecast substantially consistent with the Budget, which shall be deemed the Cash Flow Forecast upon approval thereof by the Required Lenders in their sole discretion, provided that if the Required Lenders do not approve the updated Cash Flow Forecast delivered under this Section 7.15(b), the prior Cash Flow Forecast shall remain in effect. For the avoidance of doubt, it is agreed that if the Company delivers an updated Cash Flow Forecast that is not substantially consistent with the Budget within the time period required under this paragraph, (x) such updated Cash Flow Forecast shall nevertheless be deemed to comply with this Section 7.15(b) upon the approval by the Required Lenders in their sole discretion and (y) if such Cash Flow Forecast is not approved by the Required Lenders in their sole discretion, the prior Cash Flow Forecast shall remain in effect and the Borrower shall be deemed to have complied with its obligations under this Section 7.15(b).

(c)                        No later than five (5) days after the distribution of the Budget Variance Report by the Company to the Lenders pursuant to Section 7.15(a) above, the Company shall host a conference call with the Administrative Agent and the Lenders to discuss the financial information provided by the Company pursuant to Section 7.1, Section 7.2 (if applicable), Section 7.3 (if applicable) and this Section 7.15, which conference calls shall be conducted during normal business hours at such times as may be mutually agreed between the Company, the Administrative Agent and the Required Lenders.]

(d)                       Promptly upon receipt thereof but in no event later than ten (10) business days prior to any decision on any authorization for expenditures (“AFE”) either submitted to the Company or such Restricted Subsidiary or requiring a response or consent, the Company shall provide a copy of such AFE, together with information and explanation regarding (A) the Company’s view as to whether to accept or decline any such AFEs, (B) the supporting materials for such decision, (including, but not limited to: (1) analysis of expected timing of cash outlays related to such AFE, (2) the Company’s financial analysis of the expected economics associated with such AFE, including expected oil and/or gas reserves, (3) expected net revenue from any successful drilling under such AFE, (4) expected returns associated with wells, if successful, (5) a reasonable estimate of the market value of any reserves expected associated with such AFEs, (6) underlying geologic data associated with such AFEs, (7) explanations of penalties associated with failure to consent to such AFE, (8) qualitative analyses prepared by the Company associated with the AFE process, (9) underlying contractual agreements that support the AFE activity (i.e., joint operating agreements and pooling agreements), (10) if available, detailed information associated with previous capital expenditures occurring in the same field or pooled area including but not limited to time from spud to total depth, variance analysis to AFE supporting previous capital expenditures, and initial production rates and subsequent production results and (11) other information with respect to the AFE consent process as reasonably requested by the Required Lenders), and (C) the source and timing of funds required by any accepted AFE.  The Company shall also provide the Required Lenders and their legal and financial advisors underlying joint operating agreements or similar contractual agreements between the Company or such Restricted Subsidiary and any operators submitting AFEs to the Company.  The Company shall consult with the Required Lenders and their legal and financial advisors with respect to the impact of such AFE on the Collateral, the Company’s proposed actions in response thereto (including the filing of any related proceedings, motions or pleadings, to protect any and all Collateral).

Section 7.16                             First and Second Day Orders.  The Company shall cause all proposed “first day” orders, “second day” orders and all other orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all material respects.

Section 7.17                             Certain Case Milestones.

(a)               Not later than October 15, 2016, the Bankruptcy Court shall enter an order approving a disclosure statement reasonably satisfactory to the Administrative Agent and the Required Lenders with respect to an Acceptable Plan of Reorganization.

(b)               Not later than December 1, 2016, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

(c)                Not later than 14 days following the Confirmation Date, such Acceptable Plan of Reorganization shall become effective.

Section 7.18                             Post-Closing Matters.

No later than 15 days after the Effective Date (or such later date as the Required Lenders may reasonably agree), the Company shall cause to be delivered to the Administrative Agent insurance certificates in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, from the Company’s insurance carriers reflecting the current insurance policies required under the DIP Loan Documents including any necessary endorsements to reflect the Administrative Agent as loss payee (in the case of property insurance) and additional insured (in the case of liability insurance) for the ratable benefit of the Lenders.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 8.1                                    Limitation on Liens.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a)               Permitted Prior Liens, Liens securing the Existing Debt and any other Lien on Property of the Company or any Restricted Subsidiary as set forth in Schedule 8.1 securing Indebtedness outstanding on the Petition Date;

(b)               any Lien created under any Loan Document or the Orders (including in respect of adequate protection for the Existing Debt);

(c)                Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 7.7;

(d)               carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(e)                Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)                 easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company, the Guarantors and the Restricted Subsidiaries;

(g)                Liens on the Property of the Company, any Guarantor or any Restricted Subsidiary of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(h)               Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, (ii) the Company (or applicable Restricted Subsidiary) maintains (subject to such right of setoff) dominion and control over such account(s), and (iii) such deposit account is not intended by the Company, any Guarantor or any Restricted Subsidiary to provide cash collateral to the depository institution;

(i)                   Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto.

(j)                  purchase money Liens and Liens in connection with Capital Leases, in each case upon or in any Property acquired or held by the Company or any Restricted Subsidiary in the ordinary course of business; provided that the Indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such Property, and is otherwise permitted under Section 8.5(f) and does not exceed the aggregate purchase price of such Property and (ii) is secured only by such Property and proceeds therefrom and not by any other assets of the Company or any Restricted Subsidiary;

(k)               licenses of intellectual property granted by Company or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary; and

(l)                   Liens not otherwise permitted under this Section 8.1 securing such amount not to exceed $1,000,000 at any time if the obligations securing such Liens are permitted by the Cash Flow Forecast.

Section 8.2                                    Disposition of Assets.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)               as permitted under Sections 7.5, 8.3, 8.4, or 8.10;

(b)               Dispositions of inventory including produced Oil and Gas in the ordinary course of business;

(c)                Dispositions among the Company and wholly-owned Restricted Subsidiaries which are Guarantors;

(d)               Property that is (i) used, worn out, obsolete, depleted, uneconomic, or surplus disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person, or (iii) contemporaneously replaced by Property of at least comparable value and use;

(e)                Dispositions of accounts and notes receivable in the ordinary course of business but only in connection with the compromise or collection thereof; and

(f)                 Dispositions not otherwise permitted under this Section 8.2 in an amount not to exceed $500,000 for the term of this Agreement.

Section 8.3                                    Consolidations and Mergers.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)               any Guarantor may merge or consolidate with, or transfer all or substantially all of its assets to, the Company or another Guarantor; provided, however, that the Company shall be the continuing or surviving corporation in the case of a merger involving the Company;

(b)               any Subsidiary that is not a Guarantor may merge or consolidate with, or transfer all or substantially all of its assets to, the Company or a Guarantor; provided, however, that the Company or such Guarantor shall be the continuing or surviving corporation in the case of a merger involving the Company or a Guarantor; and

(c)                any Guarantor or other Subsidiary may make Dispositions to the Company or another Guarantor; provided that after giving effect to such Dispositions, such Property remains subject to the Liens, if any, created under the Loan Documents or granted pursuant to the applicable Order.

Section 8.4                                    Loans and Investments.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

(a)               investments in Cash Equivalents;

(b)               extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)                investments in Restricted Subsidiaries that are Guarantors;

(d)               investments in Derivative Contracts permitted under Section 8.10;

(e)                investments resulting from transactions specifically permitted under Section 8.3;

(f)                 only to the extent permitted by the Cash Flow Forecast, investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Company’s business, and (iii) made in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements, that do not, in any case, (x) constitute an investment in any state law partnership or other Person or (y) involve the Disposition of any Mortgaged Property;

(g)                [Reserved];

(h)               [Reserved];

(i)                   [Reserved];

(j)                  [Reserved];

(k)               investments in stock, obligations or securities received in settlement of debts; and

(l)                   only to the extent permitted by the Cash Flow Forecast, cash investments in Ellwood, so long as there shall not have occurred and be continuing a Default hereunder, and no such Default would result therefrom.

Section 8.5                                    Limitation on Indebtedness.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness, except:

(a)               Indebtedness incurred pursuant to the Loan Documents;

(b)               the 2019 Senior Notes, Existing Debt and other Indebtedness existing on the Petition Date and set forth in Schedule 8.5;

(c)                [Reserved];

(d)               [Reserved];

(e)                Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(f)                 Indebtedness secured by the Liens permitted under paragraph (j) of Section 8.1 in an aggregate principal amount not to exceed the amount permitted under the Cash Flow Forecast;

(g)                Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business; and

(h)               in addition to the Indebtedness otherwise permitted under this Section 8.5, Indebtedness of the Loan Parties not to exceed $500,000 in the aggregate at any time outstanding.

Section 8.6                                    Transactions with Affiliates.  The Company and each Guarantor shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into any transaction with or make any payment or transfer to any Affiliate of the Company or its shareholders, except (A) in the ordinary course of business and on terms no less favorable to the Company, such Guarantor or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company, such Guarantor or such Subsidiary (provided, that, any transaction with an Affiliate shall be deemed to have satisfied this the standard set forth in this clause (A) if such transaction shall have been approved by a majority of the disinterested members of the Board of Directors of the Company) or (B) to the extent permitted under Section 8.9.

Section 8.7                                    Margin Stock.  The Company and each Guarantor shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, suffer or permit any Subsidiary to, use any portion of the proceeds of the Loans (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 15(d) of the Exchange Act.

Section 8.8                                    Subsidiaries.   The Company and each Guarantor shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, form or acquire any new Subsidiary.

Section 8.9                                    Restricted Payments.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interests, partnership interests or shares, now or hereafter outstanding from its members, partners or stockholders (other than from its members, partners or stockholders that are Loan Parties); (ii) declare or pay any distribution, dividend or return capital to its members, partners or stockholders (other than to its members, partners or stockholders that are Loan Parties), or make any distribution of assets in cash or in kind to its members, partners or stockholders (other than members, partners or stockholders that are Loan Parties) or (iii) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness outstanding on the Petition Date of the 2019 First Lien Notes Indenture, the 2019 Second Lien Notes Indenture or the 2019 Senior Notes Indenture; provided, however, the Company may make payments of regularly scheduled interest in respect of the 2019 First Lien Notes to the extent authorized by the Orders.

Section 8.10                             Derivative Contracts.    No Loan Party shall, directly or indirectly, enter into or in any manner be liable on any Derivative Contract except Derivative Contracts entered into with the purpose and effect of fixing prices on GHG emission credits that are expected to be required by California regulatory authorities (“Required Credits”) to be obtained by the Loan Parties as a result of actual or anticipated GHG emissions from their facilities located in the State of California, provided, however, that at all times: (i) no such contract shall be for speculative purposes; (ii) the aggregate monthly notional amounts covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration) for any single month does not in the aggregate exceed 100% of the Loan Parties’ aggregate projected Required Credits for such month, (iii) no such contract requires any Loan Party to put up money, assets or other security against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated Baal by Moody’s or BBB+ by S & P, or better, respectively.

Section 8.11                             Sale Leasebacks.  No Loan Party shall, directly or indirectly, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any

Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which the Loan Party has sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) or is to sell or transfer to any other Person or (b) which the Loan Party intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) by the Loan Party to any other Person in connection with such lease.

Section 8.12                             Financial Covenants.

(a)                                 On or before the last day of the fourth full calendar week following the Effective Date (or, if such day is not a Business Day, the next Business Day), the Company shall not permit the aggregate amounts (i) for each of (A) the “Operational Disbursements” line item in the Cash Flow Forecast, (B) the “G&A ex. Professional Fees” line item in the Cash Flow Forecast, and (C) the Restructuring Line Item (each, a “Disbursement Line Item” and collectively, the “Aggregate Disbursement Line Items”) actually made by the Loan Parties in the Cash Flow Forecast during the four-week period ending on the Friday before such day (such date, the “Initial Test Date”)  to exceed, on a cumulative basis, the aggregate budgeted amounts set forth in the Cash Flow Forecast in effect for such applicable four-week period for such Disbursement Line Item by more than 20%, and (ii) for the Aggregate Disbursement Line Items in the Cash Flow Forecast actually made by the Loan Parties during such four-week period ending on the Initial Test Date to exceed, on a cumulative basis, the aggregate budgeted amounts set forth in the Cash Flow Forecast in effect for such four-week period for the Aggregate Disbursement Line Items by more than 15%. For purposes of the foregoing, an amount of up to $2,500,000 shall be excluded from the Disbursement Line Item and Aggregate Disbursement Line Items and the Cash Flow Forecast when calculating the foregoing to the extent that such amount has been paid by the Loan Parties to settle shareholder litigation on file as of the Effective Date.

(b)                                 On or before the last day of every other calendar week after the Initial Test Date (or, if such day is not a Business Day, the next Business Day), the Company shall not permit the aggregate amounts (i) for each Disbursement Line Item actually made by the Loan Parties in the Cash Flow Forecast during the six-week period ending on the Friday before such day (each such date, a “Test Date”)  to exceed, on a cumulative basis, the aggregate budgeted amounts set forth in the Cash Flow Forecast in effect for such applicable six-week period for such Disbursement Line Item by more than 20%, and (ii) for the Aggregate Disbursement Line Items in the Cash Flow Forecast actually made by the Loan Parties during the six-week period ending on the Test Date to exceed, on a cumulative basis, the aggregate budgeted amounts set forth in the Cash Flow Forecast in effect for such six-week period for the Aggregate Disbursement Line Items by more than 15% (the variances referred to in this clause (b) and clause (a) above, the “Permitted Variance”).

(c)                                  For the purposes of the above calculations, it is agreed that to the extent that the Professional Fees incurred by counsel to the Initial Lenders exceed the amounts for such line items in the Cash Flow Forecast, such excess amounts shall be disregarded when calculating the Permitted Variance.

Section 8.13                             [Reserved].

Section 8.14                             Change in Business.  (a)  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, engage in any business or activity other than the Principal Business.  The Company and each Guarantor shall not permit Ellwood to, directly or indirectly, engage in any business other than the ownership and operation of common carrier crude oil pipelines.  The Company and each Guarantor shall not directly or indirectly, engage in any business or activity other than the Principal Business.

Section 8.15                             Accounting Changes.  The Company and each Guarantor shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

Section 8.16                             Certain Contracts; Amendments; Multiemployer Plans.  Except for the restrictions expressly set forth in the Loan Documents or in the documentation (as in effect on the Petition Date) governing any Indebtedness outstanding on the Petition Date, the Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Subsidiary of the Company to:  (a) pay dividends or make other distributions to the Company, (b) redeem equity interests held in it by the Company, (c) repay loans and other Indebtedness owing by it to the Company, or (d) transfer any of its assets to the Company.  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, except as permitted by Section 8.5(e).  The Company and each Guarantor shall not, and shall not permit any ERISA Affiliate to, incur any obligation to contribute to any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 8.17                             Limitation on Modifications of Indebtedness; Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc..  The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

(a)               amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other Organizational Documents of the Company or any of its Subsidiaries, except as expressly provided in the Acceptable Plan of Reorganization or

(b)               amend or modify any other term or provision of the 2019 First Lien Notes Indenture, the 2019 Second Lien Notes Indenture or the 2019 Senior Notes Indenture, if such amendment or modification would be materially adverse to the Lenders.

Section 8.18                             Forward Sales, Production Payments, etc..  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(a)               enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business as conducted prior to the Effective Time; or

(b)               sell or convey any production payment, term overriding royalty interest, net profits interest or any similar interest (except as set forth in an Acceptable Plan of Reorganization).

Section 8.19                             Use of Proceeds.  The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, use or permit the use of all or any portion of the Loans for any purpose other than the Approved Purposes.  The Company will not directly or indirectly use the proceeds of the Credit Extensions, or otherwise make available such proceeds to any person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in a manner that would otherwise violate any Anti-Corruption Law or Sanctions.

Section 8.20                             New Bank Accounts.  The Company and each Guarantor shall not, and shall not permit any of its respective Restricted Subsidiaries to, open or otherwise establish, any bank account in the name or otherwise for the benefit of the Company or such Subsidiary from and after the Effective Date other than the Existing Accounts (as defined in the Security Agreement).

Section 8.21                             Capital Expenditures.  The Company and each Guarantor shall not, and shall not permit, any of their respective Restricted Subsidiaries to, make any capital expenditures except as permitted by the Cash Flow Forecast, it being understood and agreed that capital expenditures shall in no event be used to fund any exploratory or developmental activity.

Section 8.22                             Additional Bankruptcy Matters.

The Company and each Guarantor shall not, and shall not permit any of its respective Restricted Subsidiaries to, do any of the following:

(a)               assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement or defense of the Loan Documents against any of the Administrative Agent or Lenders;

(b)               subject to Section 9.2(b), object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or

(c)                except as expressly provided or permitted hereunder or as provided pursuant to any other Order of the Bankruptcy Court which is in form and substance satisfactory to the Required Lenders, make any payment or distribution to any non-Debtor Affiliate or insider of the Company outside of the ordinary course of business.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1                                    Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)               Principal Non-Payment.  The Company fails to pay, when and as required to be paid herein, any amount of scheduled principal payment of any Loan, including any mandatory prepayment under Section 2.6 of this Agreement;

(b)               Interest and Expense Non-Payment.  Any Loan Party fails to pay, when and as required to be paid herein, any interest due on any Interest Payment Date, any other payments for fees, expenses, or other amounts payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due and payable;

(c)                Representation or Warranty.  Any written representation or warranty by the Company, any Guarantor or any Restricted Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Guarantor, any Restricted Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made;

(d)               Specific Defaults.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.3(a), 7.6, 7.13 or 7.17, in Article VIII, or in the Agent Fee Letter;

(e)                Other Defaults.  The Company, any Guarantor or any Restricted Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of (i) 5 days, in the case of Sections 7.1, 7.2, 7.14 and 7.15 and (ii) 15 days, in all other cases after the earlier of (x) the date upon which a Responsible Officer knew or reasonably should have known of such default or (y) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(f)                 Cross Default.  (i) The Company, any Guarantor or any Restricted Subsidiary fails to make any payment of more than $1,000,000 in respect of any Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) the Company, any

Guarantor or any Restricted Subsidiary fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount of more than $1,000,000 if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or (iii) any Indebtedness of the Company, any Guarantor or any other Restricted Subsidiary in excess of $1,000,000 shall be declared due and payable prior to its stated maturity; provided that this clause (f) shall not apply to any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor);

(g)                Insolvency; Voluntary Proceedings.  Any Restricted Subsidiary (other than a Debtor) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing, unless (x) prior to any of the foregoing described in clauses (i) through (iii) above, such Restricted Subsidiary becomes a Loan Party, (y) within five (5) Business Days of such action, such Restricted Subsidiary’s Insolvency Proceeding becomes jointly administered with that of the Company, and (iii) each of the Interim Order (within five (5) Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within forty-five (45) days of the commencement of such proceeding or such other circumstance) are made applicable to such Restricted Subsidiary;

(h)               Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Restricted Subsidiary (other than a Debtor), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of such Restricted Subsidiary’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Restricted Subsidiary (other than a Debtor) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Restricted Subsidiary (other than a Debtor) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business, unless (x) prior to any of the foregoing described in clauses (i) through (iii) above, such Restricted Subsidiary becomes a Loan Party, (y) within five (5) Business Days of such action, such Restricted Subsidiary’s Insolvency Proceeding becomes jointly administered with that of the Company, and (iii) each of the Interim Order (within five (5) Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within forty-five (45) days of the commencement of such proceeding or such other circumstance) are made applicable to such Restricted Subsidiary;

(i)                   Post-petition Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, any Guarantor or any other Restricted Subsidiary (which, in the case of the Debtors only, arose post-petition)  involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(j)                  Change of Control.  There occurs any Change of Control;

(k)               Loss of Permit.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company, any Guarantor or any other Restricted Subsidiary, or the Company, any Guarantor or any other Restricted Subsidiary for any reason loses any material license, permit or franchise, or the Company, any Guarantor or any other Restricted Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise and, in each case, such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(l)                   Guaranty Default.  A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder;

(m)           Enforceability or Perfection of Loan Documents.  (i) Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, the validity or enforceability thereof shall be contested by any Person party thereto (other than the Administrative Agent or any Lender) or any such Person party thereto (other than the Administrative Agent or any Lender) shall deny that it has any or further liability or obligation thereunder, or the Obligations shall be subordinated for any reason (other than by the consent of the Lenders); or (ii) any Lien created under any Loan Document shall fail to constitute a Lien perfected as or having the priority required by this Agreement or the relevant Security Document or the Orders and subject to such limitations and restrictions as are set forth herein and therein in a material portion of the Collateral, subject only to Permitted Liens, and such failure shall continue for at least thirty (30) days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(n)               ERISA.  Either (i) any unpaid minimum required contribution (as defined in Section 430 of the Code in excess of $1,000,000 exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) the Company or any ERISA Affiliate institutes steps to terminate any Pension Plan and the then current value of such Pension Plan’s benefit liabilities exceeds the then current value of such Pension Plan’s assets available for the payment of such benefit liabilities by more than $1,000,000.

(o)               Conversion; Entry of Certain Orders. (i) The entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by the Company of a motion or other pleading seeking entry of such an order;

(ii)                                  a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the any of the Cases, any Loan Party applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii)                               the entry of an order or the filing by any Loan Party of an application, motion or other pleading seeking entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or the Final Order, in each case in a manner adverse in any material respect to the Administrative Agent or the Lenders;

(iv)                              the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties;

(v)                                 the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties having a value in excess of $1,000,000;

(vi)                              the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties (or any direct or indirect parent thereof), that challenges the rights and remedies of the Administrative Agent or the Lenders under the DIP Facility in any of the Cases or that is inconsistent with the Loan Documents;

(vii)                           the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of the Administrative Agent and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility);

(viii)                        the entry of an order in any of the Cases granting adequate protection to any other person (other than the Orders and other than pursuant to “first day” orders reasonably acceptable to the Administrative Agent and the Required Lenders);

(ix)                              the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof), seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (viii) above; or

(x)                                 termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a plan of reorganization.

(p)               Loan Party Action. The commencement of any action, including the filing of any pleading, by any Loan Party or any direct or indirect subsidiary of any Loan Party (or by any direct or indirect parent of any Loan Party) against any of the prepetition secured parties with respect to any of the obligations or Liens under or with respect to the Existing Debt.

(q)               Pre-Petition Payments. The making of any Pre-Petition Payments other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by any “first day” orders reasonably satisfactory to the Administrative Agent and the Required Lenders, or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Administrative Agent and the Required Lenders.

(r)                  Administrative Expense. The entry of an order of the Bankruptcy Court granting, other than in respect of the DIP Facility and the Carve-Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders under the DIP Facility, or the filing by the Company of a motion or application seeking entry of such an order.

(s)                 Incurrence of Liens. Other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the Orders, the Company shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the Orders or the adequate protection Liens granted under the Interim Order.

(t)                  Non-compliance with Interim Order or Final Order. Noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order.

(u)               Lawsuits. The Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party) or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders regarding the DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders.

(v)               Confirmation of Plan. A plan of reorganization shall be confirmed in any of the Cases that is not an Acceptable Plan of Reorganization, or any order shall be entered which dismisses any of the Cases and which order does not provide for termination of the Commitments under the DIP Facility and indefeasible payment in full in cash of the

Obligations under the Loan Documents, or any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents) shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

(w)             Sale of Assets. Any Loan Party (or any direct or indirect parent thereof) shall file any motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the Loan Documents) pursuant to Section 363 of the Bankruptcy Code having a value in excess of $2,500,000, without the prior written consent of the Required Lenders;

(x)               RSA. The Company or any Subsidiary shall have defaulted or otherwise breached any of its obligations under the Restructuring Support Agreement or the Restructuring Support Agreement shall have been modified in a manner adverse to the Lenders or terminated; or

(y)               Ellwood LLA.                     The SLC shall have denied regulatory approval for the Ellwood LLA.

Section 9.2                                    Remedies.  If any Event of Default occurs and is continuing, subject to the terms and conditions set forth in the Orders, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)               declare the Commitment, if any, of each Lender to make Loans to be terminated, or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall be, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor, immediately due and payable; and

(b)               subject to the provisions of the Orders, upon the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), (i) terminate the consensual use of cash collateral and (ii) exercise all other rights and remedies provided for in the Security Documents and the Orders and under applicable law.  During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, provided that at any such hearing the sole issue that the Debtors may contest is whether an Event of Default has occurred and/or is continuing.

Section 9.3                                    Application of Proceeds.  The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies or otherwise and any amounts received by the Administrative Agent or any Lender under or pursuant to the Guaranty shall be applied, in full or in part, together with any other sums then held by the Administrative Agent to the Obligations as follows:

(a)               first, to the payment or reimbursement of the Administrative Agent for all costs, expenses, disbursements and losses incurred by the Administrative Agent and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)               second, to the payment or reimbursement of the Lenders for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                third, to the payment of interest on the Loans which is then due;

(d)               fourth, to the payment of principal of the Loans which is then due; and

(e)                fifth, to whomsoever shall be legally entitled thereto.

In the event that such proceeds are insufficient to pay in full the items described in any of the above clauses of this Section 9.3, the available proceeds for such items in such clause shall be applied ratably to the unpaid items in such clause and the Loan Parties shall remain liable in accordance with the Loan Documents for any deficiency.  Each Loan Party acknowledges the relative rights, priorities and agreements of the Administrative Agent and the Lenders as set forth in this Agreement, including as set forth in this Section 9.3.

Section 9.4                                    Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1                             Actions.  (a)  Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association, as its Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs the Administrative Agent, in such capacity, to enter into the Loan Documents and any other related agreements, in the forms presented to the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2                             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Agreement as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.3                             Exculpatory Provisions.  (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties and obligations hereunder shall be solely administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, covenants, functions, obligations, responsibilities or liabilities, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, including in each case, without limitation, any expression of approval or satisfaction or any delivery of a Carve-Out Trigger Notice pursuant to and as defined in the Orders, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in the absence of such direction or consent may refrain from taking any such discretionary actions or exercising any such discretionary power, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)               The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of (or non-objection by) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the

Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Company or a Lender.

(c)                The Administrative Agent and each of its officers, directors, employees, advisors, agents, attorneys-in-fact and affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or for the failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)               No provision of this Agreement or any related document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers.

(e)                The Administrative Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required.

(f)                 The Administrative Agent shall not be required to take any action under this Agreement or any related document if taking such action (i) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(g)                The Administrative Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring or maintaining the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.  The Administrative Agent shall be authorized to, but shall in no event have any duty or responsibility to, file any financing or continuation statements or record any documents or instruments in any public office at any time or times or otherwise perfect or monitor or maintain any security interest in the Collateral.

(h)               In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

(i)                   For the avoidance of doubt, the Administrative Agent’s rights, protections, indemnities and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under any Loan Document and any other related agreements in any of its capacities.

Section 10.4                             Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Administrative Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any Person for any statements, warranties or representations (whether written or oral) made by any other Person in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Company, the Loan Parties or any other Person or to inspect the property (including the books and records) of the

Company and Loan Parties; and (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto.  The Administrative Agent shall not have any liability to the Company, any Loan Party or any Lender or any other Person for the Company’s, any Loan Party’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other loan Document.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans..  For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” “waived by the Administrative Agent,” “consented to by the Administrative Agent,” “agreed by the Administrative Agent” and phrases of similar import (including, without limitation, any actions required of the Administrative Agent in connection with the collection, adjustment or settlement under an insurance policy pursuant to any Loan Document, or any actions required of the Administrative Agent in connection with or arising from the Cases) that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion may be subject to the Administrative Agent’s receiving written direction or consent from (or non-objection by) the Required Lenders to take such action or to exercise such rights.

(b)               For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Lender that has made available to the Administrative Agent its pro rata share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

Section 10.5                             [Reserved].

Section 10.6                             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.7                             Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata according to each respective Lender’s ratable share of the Aggregate Commitment and outstanding Loans, each Administrative Agent-Related Person from and against any and all Indemnified Liabilities and Environmental Claims that are covered by the Hazardous Materials Indemnity; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Persons of any portion of such Indemnified Liabilities and Environmental Claims that are covered by the Hazardous Materials Indemnity to the extent the same arise from (i) the gross negligence or willful misconduct of any Administrative Agent-Related Person or (ii) a claim or action asserted by one or more other Administrative Agent-Related Persons.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

Section 10.8                             Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.9                             Resignation of Administrative Agent.  (a)  The Administrative Agent may, upon 30 days’ notice to the Lenders and the Company, resign as administrative agent under this Agreement.  Upon receipt of any such notice of resignation, the Required Lenders (with the consent, not be unreasonably delayed, withheld or conditioned, of the Company so long as no Event of Default has occurred and is continuing) shall appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).

(b)               Anything herein to the contrary notwithstanding, the Required Lenders shall be entitled for any reason to remove the existing Administrative Agent by giving 30 days’ notice to such Person and appoint a successor Administrative Agent meeting the qualifications set forth in clause (a) above.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed) (the “Removal Effective Date”).

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.4 and 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.10                      [Reserved].

Section 10.11                      [Reserved].

Section 10.12                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8, 11.4 and 11.5) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8, 11.4, and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.13                      Collateral and Guaranty Matters.  (a) The Secured Parties irrevocably authorize the Administrative Agent,

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Security Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by the Required Lenders and, with respect to a release of all or substantially all of the Collateral, by each other Lender affected thereby;

(ii)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.1(j);

(iii)                               to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)                              to release each deed of trust, mortgage, fixture filing or other instrument.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.13.

(b)               The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Company in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram, email or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.

Section 10.14                      Posting of Approved Electronic Communications.  (a)  In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 11.2, the Company hereby also agrees, upon reasonable request of the Administrative Agent, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent any information, documents and other materials that it has furnished to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its electronic mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, electronic mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)               The Company further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)                THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE INDEMNIFIED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PERSONS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNIFIED PERSONS HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PERSONS IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PERSONS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)               The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address specified on Schedule A hereof shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)                Nothing herein shall prejudice the right of the Company, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.15                      Banking Law.  In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Banking Law”), the Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent.  Accordingly, each of the parties hereto agrees to provide to the Administrative Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with Banking Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company, any Guarantor or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such agreement shall waive or amend Section 2.14 or change the definition of “Defaulting Lender” without the written consent of the Administrative Agent; and provided, further, however, that (x) the Administrative Agent and the Company may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Lender and (y) no such waiver, amendment, modification, termination or consent shall, do any of the following:

(a)               extend or increase the Commitment of any Lender (including, without limitation by means of any amendment purporting to remove or change the requirement that such Commitment shall not exceed the Aggregate Commitment) (other than as expressly contemplated by clause (b) of the definition of “Termination Date”) or reinstate any Commitment terminated pursuant to Section 9.2 without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 5.2 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)               postpone the final maturity date of (other than as expressly contemplated by clause (b) of the definition of “Termination Date”) any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)     reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount, provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation to pay interest at the Default Rate instead of the otherwise applicable rate;

(d)     change in any manner the definition of “Required Lenders” or the Lenders required to rescind or annul an acceleration without the written consent of each Lender affected thereby;

(e)     amend this Section 11.1, Section 2.12, Section 9.3 or Section 11.8(e), or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders, without the written consent of all Lenders;

(f)      change in any manner the definition of “Initial Lenders” or any provision of this Agreement which, by its terms, affects the Initial Lenders, without the written consent of the Initial Lenders; or

(g)     amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document, release all or substantially all of the Collateral or any Secured Party from the benefit thereof, or release any Guarantor from any Guaranty or any Secured Party from the benefit thereof, or modify Section 10.13(a) or Section 11.28, in each case without the written consent of each Lender affected thereby; provided that this restriction shall not restrict releases of Collateral or Guarantors permitted under Section 10.13(a) or Section 11.28 or any modification or amendment to any Loan Document to implement any such release;

provided, further, however, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Required Lenders and (ii)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(h)     Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 11.2          Notices.  All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule A hereof; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(a)     All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when received, or transmitted in legible form by facsimile machine (except that, if not faxed during normal business hours for the recipient, shall be deemed to have been given the opening of business or the next Business Day for the recipient), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered by hand, upon delivery; except that notices pursuant to Article II or Article IX shall not be effective until actually received by the Administrative Agent.

(b)     Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

Section 11.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights and remedies than they would otherwise have.

Section 11.4          Costs and Expenses.  Each Loan Party agrees, jointly and severally, to:

(a)     whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five Business Days after demand (subject to Section 5.1(h)) for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Lenders or any of their Affiliates in connection with the extensions of credit hereunder and the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the any such Person with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Section 11.8; and

(b)     pay or reimburse the Administrative Agent and each Lender within five Business Days after demand (subject to Section 5.1(h)) for all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including, but not limited to, the collection or enforcement of any Note through any legal proceedings) during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

(c)     Payment by any Lender of amounts pursuant to Section 10.7 shall not relieve the Company of any obligations under this Section 11.4.

Section 11.5          Indemnity.  Whether or not the transactions contemplated hereby are consummated, each Loan Party agrees, jointly and severally, to indemnify and hold each Administrative Agent-Related Person and each Lender and each of their respective Affiliates, successors and assignors and its and their respective officers, directors, employees, counsel, agents, advisors, controlling Persons, members and attorneys in fact (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims (excluding Environmental Claims that are covered by the Hazardous Materials Indemnity), costs, charges, expenses and disbursements (including Attorney Costs) and settlement costs of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein (other than the Hazardous Materials Indemnity), including any of the Loan Documents (other than the Hazardous Materials Indemnity), or the transactions contemplated hereby, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or any Loan Document (other than the Hazardous Materials Indemnity), the Loans or the use of the proceeds thereof, and the transactions contemplated hereby, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM; provided, however, that such Loan Party shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and non-appealable order of a court of competent jurisdiction.  No Indemnified Person shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with this Agreement or any other Loan Document or any of the transactions contemplated thereby.  All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.  Payment by any Lender of amounts pursuant to Section 10.7 shall not relieve the Company of any obligations under this Section 11.5. The agreements in Sections 11.4 and 11.5 shall survive payment of all other Obligations.

Section 11.6          Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of setoff, and such payment or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, debtor-in-possession, receiver or any other Person, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Lender upon demand its ratable share of any amount so recovered from or repaid by the Administrative Agent or such Lender.

Section 11.7          Successors and Assigns.  This Agreement shall become effective at the Effective Time and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

Section 11.8          Assignment by Lenders.  Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)     Minimum Amounts.  The aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000.

(b)     Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(c)     No consent shall be required for any assignment except:

(i)       so long as no Event of Default shall have occurred and be continuing, the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed, provided that such consent shall be deemed to be given unless the Company has objected thereto within 10 Business Days after having received notice of such assignment) shall be required unless such assignment is to (x) a Lender, (y) an affiliate of a Lender or (z) an Approved Fund; and

(ii)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to (x) a Lender, (y) an affiliate of a Lender or (z) an Approved Fund; provided that, in each case, no assignment shall be made to any Defaulting Lender or any of its Subsidiaries (or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries).

(d)     The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)     No such assignment shall be made to the Company or any of its Affiliates.

(f)      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(d), from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 11.4, and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g)     The Administrative Agent shall maintain, acting solely for this purpose as agent for the Company, a copy of each Lender Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and any Commitments of, and principal amount (and stated interest) of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)     Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a), (b), (c), (d) and (e) that affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, and 3.4 (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 3.1(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.3, or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.9          Interest.  It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement or any other Loan Document (including any Notes) or otherwise relating hereto, in no event shall this Agreement, the Notes or any other Loan Document require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the Highest Lawful Rate.  If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans or in any of the Loan Documents or otherwise relating thereto, or in any communication by the Administrative Agent or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Loans or any Loan Document shall exceed the Highest Lawful Rate, then in any such event it is agreed as follows:  (i) the provisions of this Section 11.9 shall govern and control, (ii) neither any Loan Party nor any other Person now or hereafter liable for the payment of the Loans shall be obligated to pay the amount of such interest to the extent such interest is in excess of the Highest Lawful Rate, (iii) any such excess which is or has been received notwithstanding this Section 11.9 shall be credited against the then unpaid principal balance of the Loans or, if the Loans have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes, or any other Loan Document and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Loans, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received.  The terms of this Section 11.9 shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans, any other Credit Extension or any other Loan Document.

Section 11.10       Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by a Guarantor under a Guaranty in respect of a Credit Extension to the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and the Commitment shall have expired.  No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantors with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of the Guarantors under each such Guaranty in accordance therewith.

Section 11.11       Automatic Debits of Fees.  With respect to any commitment fee, arrangement fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 11.11 shall be deemed a setoff.

Section 11.12       Notification of Addresses, Lending Offices, etc..  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 11.13       Counterparts.  This Agreement may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.  A fully executed counterpart of this Agreement by facsimile or PDF signatures shall be binding upon the parties hereto.

Section 11.14       Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 11.15       Confidentiality.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any of its Subsidiaries, or by the Administrative Agent on such Company’s or Subsidiary’s behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided, however, that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder; (H) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations under this Agreement or surety, reinsurer, guarantee or credit liquidity enhancer; and (I) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Lender.

Section 11.16       Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 11.17       No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Guarantors, the Lenders, the Administrative Agent, the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 11.18       Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE).

Section 11.19       Forum Selection and Consent to Non-Exclusive Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COMPANY, ANY SUBSIDIARY, ANY GUARANTOR, THE DENVER PARENT, THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT AT THE ADMINISTRATIVE AGENT’S OPTION IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2, IF APPLICABLE; PROVIDED THAT NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY OF THE PARTIES HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER

THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 11.20       Entire Agreement; Orders Govern.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Guarantors, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in any other Loan Document. To the extent that any provision herein is inconsistent with any term of any of the Orders, such Order shall control.

Section 11.21       No Oral Agreements.  THIS AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.22       Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Section 11.23       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.24       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.25       USA PATRIOT Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with said Act.

Section 11.26       Acknowledgments.  Each of the Company and each Guarantor hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     neither the Administrative Agent nor any Lender nor Agent-Related Person has any fiduciary relationship with or duty to the Company or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent  and the Lenders and Agent-Related Persons,

on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Loan Parties and the Lenders.

Section 11.27       Survival of Representations and Warranties.  All representations and warranties made by the Company and each Guarantor herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by the Lenders or on their behalf.  The provisions of Sections 11.5 and 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or enforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender.

Section 11.28       Release of Collateral and Guarantee Obligations.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Company in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Indemnified Person) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided, however, that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)     Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Security Termination Date, the Administrative Agent shall (without notice to, or vote or consent of, any Lender and any Indemnified Person) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 11.29       [Reserved].

Section 11.30       Certain Waivers.

In recognition of the fact that the Obligations of the Guarantors, in addition to the Obligations of the Company, are secured by the Mortgaged Properties, the Company agrees to the following provisions:

(a)           The Company’s obligations under the Loan Documents are independent of those of any other Person.  The Administrative Agent may bring a separate action against the Company, and the Company waives any right to require the Administrative Agent to proceed against any other Loan Party or any other Person, firm, or corporation or to proceed against or exhaust any other security held by it at any time or to pursue any other remedy in its powers, and the Company agrees that Administrative Agent shall not be obligated to resort to any other security, including security given by the other Loan Parties, with any priority, in any particular order, or at all, even if such action destroys, alters, or otherwise impairs the Company’s subrogation rights or the Company’s right to proceed against the other Loan Party for reimbursement, or both.

(b)           The Company waives and agrees not to assert or take advantage of:

(i)            Any right to require Administrative Agent to proceed against the other Loan Parties or any other Person or any security now or later held by the Administrative Agent or to pursue any other remedy whatsoever, including any such right or any other right set forth in California Civil Code §2845 or §2850;

(ii)           Any defense based on any legal disability of any other Loan Party or any other Person, or any discharge or limitation of the liability of the other Loan Parties or any other Person to Administrative Agent and of the other Secured Parties, or any restraint or stay applicable to actions against the other Loan Parties or any other Person, whether such disability, discharge, limitation, restraint, or stay is consensual, or by order of a court or other governmental authority, or arising by operation of law or any liquidation, reorganization, receivership, bankruptcy, insolvency, debtor-relief proceeding, or from any other use;

(iii)          Presentment, demand, protest, setoffs, counterclaims, and notice of any kind;

(iv)          Any defense based on the modification, renewal, extension, or other alteration of the Obligations;

(v)           Any defense based on Administrative Agent’s negligence, the failure to protect any security interest, or the failure to file a claim in any bankruptcy of any Loan Party or of any other Person;

(vi)          Any defense based on a statute of limitations to the fullest extent permitted by law and any defense based on Administrative Agent’s delay in enforcing the Loan Documents;

(vii)         All rights of subrogation, reimbursement, indemnity, contribution, any other rights that may become available to the Company under California Civil Code §§2787-2856, inclusive, all rights to enforce any remedy that Administrative Agent, may have against any other Loan Party or any other Person, and all rights to participate in any security held by Administrative Agent for the Indebtedness, including any such right or any other right set forth in California Civil Code §1845, §2848, or §2849, until the Obligations have been performed in full, and any defense based on the impairment of any subrogation rights that the Company may have;

(viii)        Any defense based on or arising from any defense that the Loan Parties may have to the performance of any part of the Obligations;

(ix)          Any defense to recovery by the Administrative Agent of a deficiency after a nonjudicial sale of real or personal property, any defense based on the unavailability to the Administrative Agent of recovery of a deficiency judgment after nonjudicial sale of real or personal property, and any defense based on or arising from California Code of Civil Procedure §580a, §580b, §580d, or §726 (including any fair value limitations under §726 of that Code) or based on or arising from Division 9 or any other applicable division of the California Commercial Code;

(x)           Any defense based on the death, incapacity, lack of authority, or termination of existence or revocation by any Person(s) or entity(ies), or the substitution of any party to any Loan Document;

(xi)          Any defense based on or related to the Company’s lack of knowledge of the financial condition of the other Loan Parties;

(xii)         Any defense based on California Civil Code §2809; and

(xiii)        Any defense or right based on the acceptance by the Administrative Agent or an Affiliate of the Administrative Agent of a deed in lieu of foreclosure, without extinguishing the debt, even if such acceptance destroys, alters, or otherwise impairs subrogation rights of the Company, or the right of the Company to proceed against the other Loan Parties for reimbursement, or both.

(c)           The Company, by execution of the Loan Documents, represents to the Administrative Agent that the relationship between the Company and the other Loan Parties is such that the Company has access to all relevant facts and information on the Obligations and on the other Loan Parties, and that the Administrative Agent can rely on the Company’s having such access.  The Company waives and agrees not to assert any duty of the Administrative  Agent to disclose to the Company any facts that it may now know or later learn about the other Loan Parties, regardless of whether the Administrative Agent has reason to believe that any such facts materially increase the risk beyond that which the Company intends to assume, has reason to believe that such facts are unknown to the Company, or has a reasonable opportunity to communicate such facts to the Company.  The Company is fully responsible for being and keeping informed of the financial condition of the other Loan Parties and all circumstances bearing on the risk of nonpayment of any Obligations secured by the Loan Documents.

(d)           The Company waives all rights and defenses that the Company may have because the debt of the other Loan Parties is secured by real property.  This means, among other things, that (x) the Administrative Agent may collect from the Company without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (y) if the Administrative Agent forecloses on any real property collateral pledged by the other Loan Parties, then (i) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (ii) the Administrative Agent may collect from the Company even if the Administrative Agent, by foreclosing on the real property collateral, has destroyed any right the Company may have to collect from the other Loan Parties.  This is an unconditional and irrevocable waiver of any rights and defenses the Company may have because the debt of the other Loan Parties is secured by real property.  These rights and defenses include any rights or defenses based on California Code of Civil Procedure §580a, §580b, §580d or §726.

(e)           Upon the occurrence and during the continuance of an Event of Default with respect to the Obligations, or any part of it, the Administrative Agent may, subject to the terms of the Orders, elect to foreclose nonjudicially or judicially against any real or personal property security it holds for the Obligations or any part of it, or exercise any other remedy.  No such action by the Administrative Agent shall release or limit the liability of the Company, even if the effect of that action is to deprive the Company of the right to collect reimbursement from the other Loan Parties or any other Person for any sums paid to the Administrative Agent, or to obtain reimbursement by means of any security held by the Administrative Agent for the Obligations, or to impair any subrogation right the Company may have.  The Company waives all rights and defenses arising out of an election of remedies by the Administrative Agent, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Company’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

(f)            The Company waives demand, protest, and notice of any kind, including, without limiting the generality of the foregoing, notice of the existence, creation, or incurring of new or additional indebtedness, or of any action or nonaction by the other Loan Parties, the Administrative Agent, any of the Lenders, any endorser, any creditor of the other Loan Parties under this or any other instrument, or any other Person whatsoever, in connection with any Indebtedness or evidence of Indebtedness held by the Administrative Agent as collateral or in connection with any Obligations secured by the Loan Documents.

(g)           With or without notice to the Company, the Administrative Agent may, in its sole and absolute discretion, at any time and from time to time, in such manner and on such terms as it considers best:  (i) apply any and all payments or recoveries from the Company, any other Loan Party, from any trustor or endorser, or realized from any security, in such manner, order, and priority as the Administrative Agent elects, to any Obligations of the other Loan Parties to the Administrative Agent, whether or not such Obligations are secured by the Loan Documents or are otherwise secured or are due at the time of such application; and (ii) refund to the other Loan Parties any payment received by the Administrative Agent on any Obligations secured by the Loan Documents, and payment of the amount refunded shall be fully secured by the Loan Documents.

(h)           No exercise or nonexercise by the Administrative Agent or the other Secured Parties of any right hereby or otherwise given it, no dealing by the Administrative Agent, any of the Lenders or the other Secured Parties with the Loan Parties or any other Person, and no change, impairment, or suspension of any right or remedy of the Administrative Agent any Lender or any other Secured Party, shall in any way affect any obligation of any Loan Party under the Loan Documents or give the Company any recourse against the Administrative Agent, any Lender or any other Secured Party.

Section 11.31       Exercise of Remedies by Administrative Agent.  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Administrative Agent, and each Secured Party hereby agree that no Secured Party other than the Administrative Agent and its designated agents and representatives shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent and its designated agents and representatives on behalf of the Secured Parties in accordance with the terms of the Loan Documents and the applicable Order.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 11.31.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

VENOCO, INC.

By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer

TEXCAL ENERGY (LP) LLC

By:	VENOCO, INC., its Manager

By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer

TEXCAL ENERGY (GP) LLC

By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer

TEXCAL ENERGY SOUTH TEXAS L.P.

By:	TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P., as Lender

By: APOLLO CENTRE STREET ADVISORS (APO DC), L.P., its general partner

By: APOLLO CENTRE STREET ADVISORS (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III, as Lender

By: APOLLO CREDIT OPPORTUNITY ADVISORS III (APO FC) LP, its general partner

By: APOLLO CREDIT OPPORTUNITY ADVISORS III (APO FC) GP LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P. , as Lender

By: APOLLO FRANKLIN ADVISORS (APO DC), L.P., its general partner

By: APOLLO FRANKLIN ADVISORS (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO INVESTMENT CORPORATION, as Lender

By: APOLLO INVESTMENT MANAGEMENT L.P., its general partner

By: ACC MANAGEMENT, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P. , as Lender

By: APOLLO SK STRATEGIC ADVISORS GP, L.P., its general partner

By: APOLLO SK STRATEGIC ADVISORS, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P., as Lender

By: APOLLO SOMA ADVISORS, L.P., its general partner

By: APOLLO SOMA CAPITAL MANAGEMENT, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPN INVESTMENTS I (CREDIT), LLC, as Lender

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P., as Lender

By: APOLLO ZEUS STRATEGIC ADVISORS, L.P., its general partner

By: APOLLO ZEUS STRATEGIC ADVISORS, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President